EXHIBIT 99.(a)(1)(i)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                   JOULE INC.
         NOT OWNED BY THE STOCKHOLDERS OF JAC ACQUISITION COMPANY, INC.
                                       AT
                                 $1.52 PER SHARE
                                       BY
                          JAC ACQUISITION COMPANY, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 19, 2003, UNLESS THE OFFER IS EXTENDED.

     JAC Acquisition Company, Inc., a newly formed Delaware corporation (the "Purchaser") owned by Emanuel N. Logothetis ("Mr. Logothetis"), Chairman of the Board and Chief Executive Officer of Joule Inc. ("Joule" or the "Company"), his sons, Nick M. Logothetis and Steven Logothetis, both of whom are directors of Joule, his wife, Helen Logothetis, his daughter, Julie Logothetis, and John G. Wellman, Jr. ("Mr. Wellman"), President and Chief Operating Officer of Joule (Mr. Logothetis, the members of his family and Mr. Wellman, collectively referred to herein as the "Purchaser Group"), hereby offers to purchase (the "Offer") at a price of $1.52 per share (the "Offer Price"), in cash, all outstanding shares of common stock par value $.01 per share of Joule not currently owned by the Purchaser Group (the "Shares"), on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal. Together, the members of the Purchaser Group currently own approximately 71.6% of the outstanding common stock of Joule. As of November 21, 2003, 1,047,136 Shares are being sought in the Offer. In addition, as of November 21, 2003 there were a total of 25,000 outstanding options that had an exercise price less than the Offer Price. Shares issued upon exercise of such options will also be subject to this Offer. (See "The Offer, Section 8 -- Certain Information Concerning Purchaser and the Purchaser Group" and Schedule
B).

     The Offer is conditioned on, among other things, (i) the tender in this Offer of a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 90% of the outstanding Joule common stock (the "Minimum Tender Condition"), which would also mean that at least a majority of the total outstanding shares that are not owned by the Purchaser Group or the other executive officers and directors of Joule had been tendered (the "Majority of the Minority Condition"), and (ii) a special committee of independent directors of Joule (the "Special Committee") not having modified or withdrawn its recommendation of the Offer to stockholders of Joule unaffiliated with Purchaser and the Purchaser Group. In no event may the Minimum Tender Condition or the Majority of the Minority Condition be waived. This Offer is also subject to certain other conditions described in "The Offer, Section 11 -- Certain Conditions of the Offer."

     On November 11, 2003, upon consideration of the matters addressed in the section titled "Special Factors -- Background of the Offer" below, the Special Committee unanimously determined that the Offer and the Merger (as defined herein) are fair to Joule stockholders unaffiliated with Purchaser and the Purchaser Group, and recommended that the unaffiliated stockholders accept the Offer and tender their Shares in the Offer.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

IMPORTANT......................................................................1

SUMMARY TERM SHEET.............................................................2

INTRODUCTION..................................................................11

SPECIAL FACTORS...............................................................13

THE OFFER.....................................................................34

  1.    TERMS OF THE OFFER....................................................34
  2.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.........................36
  3.    PROCEDURES FOR TENDERING SHARES.......................................37
  4.    RIGHTS OF WITHDRAWAL..................................................40
  5.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER..................41
  6.    PRICE RANGE OF SHARES; DIVIDENDS; OWNERSHIP OF AND
        TRANSACTIONS IN SHARES................................................42
  7.    CERTAIN INFORMATION CONCERNING JOULE..................................43
  8.    CERTAIN INFORMATION CONCERNING PURCHASER AND THE
        PURCHASER GROUP.......................................................46
  9.    MERGER; APPRAISAL RIGHTS; RULE 13e-3..................................48
  10.   SOURCE AND AMOUNT OF FUNDS............................................50
  11.   CERTAIN CONDITIONS OF THE OFFER.......................................51
  12.   DIVIDENDS AND DISTRIBUTIONS...........................................53
  13.   CERTAIN LEGAL MATTERS.................................................53
  14.   CERTAIN EFFECTS OF THE OFFER..........................................55
  15.   FEES AND EXPENSES.....................................................55
  16.   MISCELLANEOUS.........................................................56

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                                    IMPORTANT

     Any Joule stockholder desiring to tender all or any portion of such stockholder's Shares should, as applicable:

          . Complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein);

          . Follow the procedure for book-entry transfer of Shares set forth in "The Offer, Section 3 -- Procedures for Tendering Shares"; or

          . Request a broker, dealer, commercial bank, trust company or other nominee to tender the Shares. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee, as the stockholder of record, to tender Shares that he, she or it desires to tender.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "The Offer, Section 3 -- Procedures for Tendering Shares."

     Questions and requests for assistance may be directed to D.F. King & Co., Inc., as information agent (the "Information Agent") for this Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or, if applicable, to the broker, dealer, commercial bank, trust company or other nominee holding your Shares.

            THE DATE OF THIS OFFER TO PURCHASE IS NOVEMBER 21, 2003.

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                               SUMMARY TERM SHEET

     This summary highlights important and material information from this Offer to Purchase but is intended to be an overview only. Purchaser urges you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. Purchaser has included section references to direct you to a more complete description of the topics contained in this summary.

          . Purchaser is offering to buy (the "Offer") all of the outstanding shares of common stock of Joule not owned by the members of the Purchaser Group (the "Shares"). As of November 21, 2003, 1,047,136 Shares are being sought in the Offer. In addition, as of November 21, 2003, there were a total of 25,000 outstanding options that had an exercise price less than the Offer Price. Shares issued upon exercise of such options will also be subject to this Offer. See "The Offer, Section 8 -- Certain Information Concerning Purchaser and the Purchaser Group." The tender price is $1.52 per Share (the "Offer Price") in cash, without interest, less any required withholding taxes. See "The Offer, Section 1 -- Terms of the Offer," for a description of the terms of the Offer.

          . Currently, the members of the Purchaser Group own approximately 71.6% of the outstanding shares of common stock of Joule. All of these shares will be contributed to the Purchaser immediately prior to the consummation of the Offer. See "The Offer, Section 8 -- Certain Information Concerning Purchaser and the Purchaser Group" and Schedule B for more information on the security holdings of the Purchaser Group.

          .    The Offer is conditioned on, among other things:

               . After Shares are purchased pursuant to the Offer, Purchaser would own at least 90% of the outstanding Shares (the "Minimum Tender Condition"), which would also mean that at least a majority of the total outstanding shares that are not owned by the Purchaser Group or the other executive officers and directors of Joule had been tendered in the Offer (the "Majority of the Minority Condition"). According to information provided by Joule to Purchaser, as of November 21, 2003, there were 3,683,650 Shares of Joule common stock outstanding, of which 1,027,016 were held by persons other than the members of the Purchaser Group and the other executive officers and directors of Joule. Based on the foregoing, if Purchaser were to purchase 678,771 Shares pursuant to the Offer, both the Minimum Tender Condition and the Majority of the Minority Condition would be met; and

               . The special committee of independent directors of Joule (the "Special Committee") not having modified or withdrawn its recommendation to stockholders unaffiliated with Purchaser and the Purchaser Group that they tender their Shares in the Offer.

     See "The Offer, Section 11 -- Certain Conditions of the Offer" for a complete description of all of the conditions to which the Offer is subject.

          . This is a "going private" transaction. See "The Offer, Section 14 -- Certain Effects of the Offer." If the tender offer is successful, Purchaser will immediately cause Purchaser to merge with and into Joule (the "Merger") and, as a result:

               . Purchaser Group will own all of the equity interest in Joule;

               . You will no longer have any interest in future earnings or growth of Joule;

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               .    Joule will no longer be a public company and its financial statements will no longer be publicly available;

               . Joule common stock will no longer trade on the American Stock Exchange; and

               . Joule will be leveraged with debt incurred to finance the transaction.

          . Purchaser will pay to those stockholders who do not tender their Shares and do not exercise their appraisal rights the same consideration in the Merger as Purchaser pays in the Offer. See "The Offer, Section 9 -- Merger, Appraisal Rights; Rule 13e-3."

          . Stockholders who sell their Shares in the Offer will not be entitled to assert appraisal rights and seek to obtain payment of the judicially appraised fair value of their Shares under Delaware law. Any stockholder who does not tender his, her or its Shares and dissents from the Merger may exercise appraisal rights in accordance with Section 262 of the Delaware General Corporation Law ("DGCL"). See "The Offer, Section 9 -- Merger; Appraisal Rights; Rule 13e-3" and Schedule A for more information on appraisal rights.

          . The Special Committee has recommended that stockholders unaffiliated with Purchaser and the Purchaser Group tender their Shares in the Offer and it is a waivable condition to the Offer that the Special Committee not modify or withdraw its recommendation. See "The Offer, Section 11 -- Certain Conditions of the Offer." The Special Committee made this recommendation following consideration of the matters addressed in the section titled "Special Factors -- Background of the Offer" below.

          . Purchaser has been advised that all of the executive officers and directors of Joule who are not also members of the Purchaser Group intend to tender their Shares in the Offer. See "The Offer,
               Section 7 -- Certain Information Concerning Joule."

          . The members of the Purchaser Group believe that the Offer and the Merger are both substantively and procedurally fair to the stockholders of Joule who are not affiliated with Purchaser or the Purchaser Group. The members of the Purchaser Group base their belief on the following factors:

               . The Offer represents a 5% premium over the closing price on November 18, 2003 of Joule common stock, a 17% premium over the closing price of Joule's common stock on August 20, 2003, the last full trading day before the public announcement of the Purchaser's original proposal to take Joule private, a 42% premium over the average closing price between January 1, 2003 and August 20, 2003 of Joule common stock, and a 46% premium over the average closing price for the twelve-month period ended August 20, 2003 of Joule common stock;

               . The ability of each stockholder to evaluate the Offer and individually determine whether to tender Shares in the Offer;

               .    The recent limited trading volume in the Shares;

               . The significant increased costs and burdens of operating as a public company after the passage of the Sarbanes-Oxley Act of 2002 (and various rules promulgated by the Securities and Exchange Commission (the "SEC") thereunder);

               . The shifting of the risk of the future financial performance of Joule and future economic conditions entirely to the Purchaser Group and Purchaser;

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

               . The Minimum Tender Condition, which will also satisfy the Majority of the Minority Condition;

               . The ability of stockholders to exercise appraisal rights in the Merger if they choose;

               . The receipt by the Special Committee of a fairness opinion from Updata Capital, Inc. ("Updata Capital") that the Offer Price is fair to stockholders unaffiliated with Purchaser and the Purchaser Group from a financial point of view; and

               . The recommendation by the Special Committee of Joule that stockholders unaffiliated with Purchaser and the Purchaser Group accept the Offer.

               See "Special Factors -- Purchaser's Position Concerning the Fairness of the Offer and Merger."

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

          .    Who is offering to buy my Shares?

               JAC Acquisition Company, Inc., a Delaware corporation that is wholly owned by the Purchaser Group and was formed for the purpose of making the Offer, is offering to buy all of the shares of Joule common stock not currently owned by the members of the Purchaser Group as described in this document. The members of the Purchaser Group own 2,636,514 shares, which represent approximately 71.6% of outstanding Joule common stock. All of these shares will be contributed to Purchaser immediately prior to consummation of the Offer and prior to the Merger. See "The Offer, Section 8 -- Certain Information Concerning Purchaser and the Purchaser Group," and Schedule B for further information about Purchaser and Purchaser Group. For information about the conditions to the Offer, see "The Offer, Section 11 -- Certain Conditions of the Offer."

          . What are the classes and amounts of securities sought in the Offer?

               Purchaser is seeking to purchase all of the outstanding shares of common stock, par value $.01 per share, of Joule not currently owned by the members of the Purchaser Group. As of November 21, 2003, there were 3,683,650 shares of Joule common stock outstanding, of which 2,636,514 were owned by the members of the Purchaser Group. Joule common stock is the only class of its capital stock outstanding. See "Introduction" and "The Offer,
               Section 11 -- Certain Conditions of the Offer."

          . How much is Purchaser offering to pay and what is the form of payment?

               Purchaser is offering to pay $1.52 in cash for each Joule Share not owned by the members of the Purchaser Group. See "The Offer,
               Section 1 -- Terms of the Offer," for information about the terms of the Offer.

          .    Will I have to pay any fees or commissions?

               If you are the record owner of your Shares and you tender your Shares to Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee and your broker or nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "The Offer, Section 3 -- Procedures for Tendering Shares."

          .    Does Purchaser have the financial resources to make payment?

               Purchaser has obtained a financing commitment from Fleet Capital Corporation, Business Finance Group ("Fleet Capital") to provide funds for the Offer and the Merger. The financing will be secured by the Shares acquired by the Purchaser from the Purchaser Group and pursuant to the Offer and by personal guarantees of certain members of the Purchaser Group pending the Merger and by the assets of the operating and real estate subsidiaries of Joule after consummation of the Merger. See "The Offer, Section 10 -- Source and Amount of Funds."

          . Is Purchaser's financial condition relevant to my decision to tender in the Offer?

               Members of the Purchaser Group do not believe that Purchaser's financial condition is relevant to your decision whether to tender in the Offer because:

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               .    Purchaser is offering to purchase all of Joule's issued and outstanding shares of common stock not owned by members of the Purchaser Group;

               .    The form of payment consists solely of cash;

               .    The Offer is not subject to any financing condition;

               . If Purchaser consummates the Offer, Purchaser will acquire all remaining Shares, other than Shares as to which appraisal rights have been exercised, in the Merger for the same cash price as offered herein; and

               . Purchaser has obtained a financing commitment from Fleet Capital to provide funds for the Offer and the Merger.

               See "The Offer, Section 10 -- Source and Amount of Funds."

          .    What are the most significant conditions to the Offer?

               The Offer is conditioned on, among other things, (i) the satisfaction of the Minimum Tender Condition, which requires the tender of a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 90% of the outstanding shares of Joule common stock, which would also mean that the Majority of the Minority Condition, which requires the tender of at least a majority of the total outstanding shares that are not owned by the Purchaser Group or the other executive officers and directors of Joule had been satisfied; and (ii) the Special Committee not having modified or withdrawn its recommendation that stockholders unaffiliated with Purchaser and the Purchaser Group tender their Shares in this Offer. In no event may the Minimum Tender Condition or the Majority of the Minority Condition be waived. See "Introduction" and "The Offer, Section 11 -- Certain Conditions of the Offer" for a complete description of all of the conditions to which the Offer is subject.

          .    Why is Purchaser making this Offer?

               The purpose of the Offer and the Merger is to enable the Purchaser Group to acquire the entire equity interest in Joule. In light of the continuing low valuation placed on the common stock of Joule by the investing public and the financial community, the members of the Purchaser Group believe that it is in the best long-term interest of Joule and its stockholders to consummate the Offer since, among other reasons, being a private company will eliminate disclosure burdens and costs associated with being a public company subject to applicable federal securities laws and regulations. See "Special Factors -- Reasons for and Purpose of the Offer and the Merger" and "Special Factors -- Purchaser's Plans for Joule."

          .    Is this Offer supported by the Joule Board of Directors?

               The Purchaser is making the Offer directly to the stockholders of Joule. The Special Committee, consisting of the three members of the Board of Directors who are not members of the Purchaser Group and are otherwise independent, has recommended that stockholders unaffiliated with Purchaser and the Purchaser Group tender their Shares in the Offer. Joule has prepared a Solicitation/Recommendation Statement on Schedule 14D-9 containing additional information regarding the determination and recommendation of the Special Committee, including a discussion of the opinion of Updata Capital delivered to the Special Committee, that, as of November 11, 2003, based upon and subject to the assumptions, limitations and qualifications set forth therein, the Offer Price to be received in the Offer and the Merger, considered as a single

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               transaction, was fair, from a financial point of view, to the
               Joule stockholders who are unaffiliated with Purchaser and the Purchaser Group and are being asked to tender their Shares. The Solicitation/Recommendation Statement is being sent to stockholders concurrently with this document. A discussion of the recommendation is also included in this Offer. See "Special Factors -- Background of the Offer" and "Special Factors -- Recommendation of the Special Committee; Fairness of the Offer and the Merger" for more detailed information.

               In addition, the board of directors of Joule ("Board of Directors"), with the directors who are members of the Purchaser Group abstaining, has approved the Offer and the Merger for purposes of Section 203 of the DGCL in light of the fact that the Purchaser may be deemed to have become an "interested stockholder" for purposes of that Section when it acquires the shares of Joule common stock contributed by the Purchaser Group and as a result of the Offer (see "The Offer, Section 13 -- Certain Legal Matters, State Takeover Laws").

          .    If I decide not to tender, how will the Offer affect my Shares?

               If you do not tender your Shares, the Offer might not be consummated because Purchaser may not be able to satisfy the Minimum Tender Condition and, therefore, the Majority of the Minority Condition, neither of which may be waived. If these conditions are not satisfied, Purchaser will not acquire any Shares through this Offer. If the Minimum Tender Condition is satisfied, the Majority of the Minority Condition will also be satisfied. If the Offer is not consummated, you will remain a stockholder of Joule. If you do not tender your Shares and Purchaser consummates the Offer, Purchaser will effect the Merger without the vote or approval of stockholders of Joule, and your Shares will be subject to the Merger, as a result of which, you will be entitled to receive $1.52 in cash or have the option of seeking appraisal rights.

          . How long do I have to decide whether to tender my Shares in the initial offering period?

               You may tender your Shares under the Offer until 12:00 midnight, Eastern Standard Time, on December 19, 2003, which is the scheduled expiration date of the Offer, unless Purchaser decides to extend the Offer. See "The Offer, Section 3 -- Procedures for Tendering Shares," for information about tendering your Shares.

          . Can the Offer be extended and how will I be notified if the Offer is extended?

               Yes, Purchaser may elect to extend the Offer. Purchaser can do so by issuing a press release no later than 9:00 a.m., Eastern Standard Time, on the next business day following the scheduled expiration date of the Offer. The press release would state the approximate number of Shares tendered as of that time and would announce the extended expiration date. See "The Offer, Section 1 -- Terms of the Offer" for information about extension of the Offer.

          . How will U.S. taxpayers be taxed for U.S. federal income tax purposes?

               If you are a U.S. taxpayer, your receipt of cash for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer and (ii) your adjusted tax basis in the Shares you sell in the Offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time the Offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See "The Offer, Section 5 -- Certain Federal Income Tax Consequences of the Offer."

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          .    How do I tender my Shares?

               If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your stock certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your Shares for you in "street name," you must inform your broker of your decision to tender your Shares and instruct your broker to tender your Shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the Offer, which is December 19, 2003, unless extended. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. See "The Offer, Section 3 -- Procedures for Tendering Shares" for more information on the procedures for tendering your Shares.

          .    Until when can I withdraw previously tendered Shares?

               The tender of your Shares may be withdrawn at any time before the expiration date of the Offer. Unless the Shares you have tendered have been previously purchased by Purchaser, you may also withdraw your Shares, after 12:00 midnight, Eastern Standard Time, on January 20, 2004. See "The Offer, Section 4 -- Rights of Withdrawal" for more information.

          .    How do I withdraw previously tendered Shares?

               You (or your broker if your Shares are held in "street name") may withdraw any Shares that you have tendered by sending a written or facsimile transmission notice of withdrawal to the Depositary at the address or facsimile number listed on the back cover of this document at any time before 12:00 midnight, Eastern Standard Time, on December 19, 2003 or, if the Offer is extended, the extended expiration date. The notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and, if certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name in which the tendered Shares are registered if different from that of the person who tendered the Shares. For complete information about the procedures for withdrawing your previously tendered Shares, see "The Offer, Section 4 -- Rights of Withdrawal."

          .    What are Purchaser's plans with respect to the business of Joule?

               Purchaser and the members of the Purchaser Group do not contemplate any changes in the day-to-day management and operation of the business of Joule. While they necessarily retain the right to change the business plan of Joule based on future developments, the members of the Purchaser Group have no current plans that would involve a material change in the corporate structure, management or business of Joule. See "Special Factors -- Purchaser's Plans for Joule."

          .    Is this the first step in a going-private transaction?

               Yes. Assuming that the Minimum Tender Condition is satisfied, Purchaser will acquire the Shares that were not tendered in the Offer pursuant to the Merger between Purchaser and Joule. Following the Merger, Joule will cease to be a public company. See "Special Factors -- Purchaser's Plans for Joule."

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          .    Will the Offer be followed by the Merger if not all of the publicly traded Shares of Joule are tendered in the Offer?

               Assuming that the Minimum Tender Condition is satisfied, Purchaser will effect the Merger and acquire all of the Shares that were not tendered in the Offer at a price equal to that paid in the Offer. Section 253 of the DGCL provides that if Purchaser owns at least 90% of the outstanding shares of Joule, Purchaser may merge with and into Joule without the approval or any other action on the part of the Board of Directors, the Special Committee or the stockholders of Joule. If the Offer and Merger are consummated as intended, all of the remaining stockholders of Joule who did not tender their Shares in the Offer will receive either the Offer Price or, if they exercise their appraisal rights pursuant to Section 262 of the DGCL, the judicially appraised fair value of their Shares.

          . If Purchaser consummates the Offer, what are its plans with respect to Shares that are not tendered in the Offer?

               If the Offer is successful, the Purchaser Group will cause Purchaser to merge with and into Joule and Joule stockholders who have not tendered their Shares will receive the same consideration Purchaser paid for Shares in the Offer. Joule stockholders who do not tender their Shares in the Offer will have a right to demand appraisal of the fair value of their Shares under Delaware law. In no event will Purchaser complete the tender offer unless the Minimum Tender Condition is satisfied, which would mean that the Majority of the Minority Condition had also been satisfied. See "The Offer, Section 9 -- Merger; Appraisal Rights; Rule 13e-3" for more information concerning the Merger and exercising appraisal rights and "The Offer, Section 11 -- Certain Conditions of the Offer" for a complete description of all of the conditions to which the Offer is subject.

          . What effect does the Offer have on outstanding options to purchase Shares of Joule?

               Option holders who exercise their options and tender the shares of Joule common stock issued upon such exercise will receive the Offer Price for such shares. The vesting schedule of options that are not currently vested will be accelerated to permit their exercise prior to the effectiveness of the Merger. Option holders whose options are not exercised prior to the Merger will receive the amount by which the Offer Price exceeds the exercise price in cash in the Merger. Any option that has an exercise price in excess of the Offer Price will be cancelled upon effectiveness of the Merger.

          .    When does Purchaser expect to complete the Offer and the Merger?

               Purchaser hopes to complete the Offer on December 19, 2003, the initial scheduled expiration date. However, Purchaser may extend the Offer if the conditions to the Offer have not been satisfied at the scheduled expiration date or if Purchaser is required to extend the Offer by the rules of the SEC. Purchaser expects to complete the Merger on the same day as, or as soon as practicable following, the completion of the Offer. See "The Offer, Section 1 -- Terms of the Offer" and "The Offer, Section 9 -- Merger; Appraisal Rights; Rule 13e-3."

          .    Will I have the right to assert appraisal rights for my Joule
               Shares?

               If you do not tender your Shares in the Offer and the Merger is consummated, you will have a statutory right to demand payment of the judicially appraised fair value of your Shares plus accrued interest, if any, from the date of the Merger in accordance with Delaware law. If you tender your Shares in the Offer, you will not be entitled to exercise statutory appraisal rights and demand appraisal of fair value for your Shares under Delaware law. The value received upon exercise of appraisal rights may be more than, less than or the same as the cash consideration paid in the Offer and the Merger. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. See "The Offer,
               Section 9 -- Merger; Appraisal Rights; Rule 13e-3" and Schedule
               A.

          .    What is the market value of my Shares as of a recent date?

               On August 20, 2003, the last full trading day prior to the public announcement of the intention of the members of the Purchaser Group to take Joule private, the last reported closing price on the American Stock Exchange was $1.30 per share of Joule common stock. On November 18, 2003, the last reported closing price on the American Stock Exchange was $1.45 per share of Joule common stock. The average closing price on the American Stock Exchange between January 1, 2003 and August 20, 2003 was $1.07 per share of Joule common stock. The average closing price for the twelve-month period ended August 20, 2003 was $1.04 per share of Joule common stock. You should obtain a recent market quotation for the common stock of Joule in deciding whether to tender your Shares. See "The Offer, Section 6 -- Price Range of Shares; Dividends; Ownership of and Transactions in Shares" for recent high and low sales prices for the Shares.

          .    Who can I talk to if I have questions about the Offer?

               If you have questions or you need assistance you should contact the Information Agent for the Offer, at the following address and telephone numbers:

               D.F. King & Co., Inc.
               48 Wall Street
               New York, New York 10005
               Toll Free: (800) 859-8511
               Banks and Brokers may call collect: (212) 269-5550.

                  TO THE HOLDERS OF COMMON STOCK OF JOULE INC.:

                                  INTRODUCTION

     JAC Acquisition Company, Inc., a newly formed Delaware corporation (the "Purchaser") currently owned by Emanuel N. Logothetis ("Mr. Logothetis"), Chairman of the Board and Chief Executive Officer of Joule Inc. ("Joule"or the "Company"), his sons, Nick M. Logothetis and Steven Logothetis, both of whom are directors of Joule, his wife, Helen Logothetis, his daughter, Julie Logothetis, and John G. Wellman, Jr. ("Mr. Wellman"), President and Chief Operating Officer of Joule (Mr. Logothetis, the members of his family and Mr. Wellman, collectively referred to herein as the "Purchaser Group"), hereby offers to purchase (the "Offer") at a price of $1.52 per share (the "Offer Price"), in cash, all outstanding shares of common stock par value $.01 per share of Joule not currently owned by the Purchaser Group (the "Shares"), on the terms and subject to the conditions specified in this Offer to Purchase and related Letter of Transmittal. As of November 21, 2003, 1,047,136 Shares are being sought in the Offer. In addition, as of November 21, 2003 there were a total of 25,000 outstanding options that had an exercise price less than the Offer Price. Shares issued upon exercise of such options will also be subject to this Offer. (See "The Offer, Section 8 -- Certain Information Concerning Purchaser and the Purchaser Group" and Schedule B).

     The Offer represents a 5% premium over the closing price on November 18, 2003 of Joule common stock, a 17% premium over the closing price of Joule's common stock on August 20, 2003, the last full trading day before the public announcement of Purchaser's proposal to take Joule private, a 42% premium over the average closing price between January 1, 2003 and August 20, 2003 of Joule common stock and a 46% premium over the average closing price for the twelve-month period ended August 20, 2003 of Joule common stock.

     If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Stockholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding at applicable rates (currently 28 %) of the gross proceeds payable to you. Purchaser will pay all charges and expenses of Continental Stock Transfer & Trust Company, as depositary (the "Depositary"), and D.F. King & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer.

     THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, (1) THE TENDER OF A SUFFICIENT NUMBER OF SHARES PURSUANT TO THIS OFFER SUCH THAT, AFTER THE SHARES ARE PURCHASED PURSUANT TO THIS OFFER, PURCHASER WOULD OWN AT LEAST 90% OF THE THEN OUTSTANDING JOULE COMMON STOCK (THE "MINIMUM TENDER CONDITION"), WHICH WOULD ALSO MEAN THAT AT LEAST A MAJORITY OF THE TOTAL OUTSTANDING SHARES OF JOULE THAT ARE NOT OWNED BY THE PURCHASER GROUP OR THE OTHER EXECUTIVE OFFICERS AND DIRECTORS OF JOULE HAD BEEN TENDERED (THE "MAJORITY OF THE MINORITY CONDITION"); AND (2) THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF JOULE NOT HAVING MODIFIED OR WITHDRAWN ITS RECOMMENDATION OF THE OFFER TO STOCKHOLDERS OF JOULE UNAFFILIATED WITH PURCHASER AND THE PURCHASER GROUP. IN NO EVENT MAY THE MINIMUM TENDER CONDITION OR THE MAJORITY OF THE MINORITY CONDITION BE WAIVED.

     Together, the members of the Purchaser Group currently own approximately 71.6% of the outstanding common stock of Joule. This Offer is also subject to certain other conditions described in "The Offer, Section 11 -- Certain Conditions of the Offer." According to information provided by Joule to Purchaser, as of November 21, 2003, there were 3,683,650 shares of Joule common stock outstanding, of which 1,027,016, were held by persons other than the members of the Purchaser Group and the other executive officers and directors of Joule. Based on the foregoing, if Purchaser were to purchase 678,771 Shares pursuant to the Offer, both the Minimum Tender Condition and the Majority of the Minority Condition would be met. Based on information provided by Joule to Purchaser, as of November 21, 2003, the executive officers and directors of Joule (other than Purchaser Group), as a group held

20,120 Shares. As of the date hereof, Purchaser has been advised that all executive officers and directors who are not also members of the Purchaser Group intend to tender their Shares in the Offer.

     The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in the acquisition of the entire equity interest in Joule by the members of the Purchaser Group. If the Offer is successful, Purchaser will be merged into Joule in a short-form merger (the "Merger"). In the Merger, each outstanding Share (other than Shares held by Joule stockholders who perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive in cash an amount equal to the Offer Price, without interest, less any required withholding tax, upon the surrender of the certificate(s) representing such Shares. Under the DGCL, if Purchaser owns at least 90% of the outstanding Shares, Purchaser can consummate the Merger without any action or vote by the Joule Board of Directors or the Joule stockholders. See "The Offer, Section 9 -- Merger; Appraisal Rights; Rule 13e-3." As a result of the Offer and the Merger, Joule will be wholly owned by the members of the Purchaser Group, the common stock of Joule will be delisted from the American Stock Exchange and Joule will no longer be subject to the reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Joule Board of Directors appointed a special committee of independent directors (the "Special Committee") to consider and make recommendations with respect to the Offer, including making a recommendation in connection with the Solicitation/Recommendation Statement on Schedule 14D-9 that must be filed with the SEC and that must be provided to Joule stockholders (the "Schedule 14D-9"). The Special Committee has recommended that stockholders unaffiliated with Purchaser and the Purchaser Group tender their Shares in the Offer. Purchaser encourages you to review carefully the Schedule 14D-9.

     Updata Capital, Inc. ("Updata Capital") has delivered to the Special Committee its opinion, dated November 11, 2003 (the "Fairness Opinion"), to the effect that, as of such date and based on the assumptions made, matters considered and limitations of its review as set forth therein, the consideration to be received by holders of Shares pursuant to the Offer and Merger is fair from a financial point of view to such holders. The full text of the Fairness Opinion is attached as Exhibit 99 (c) to the Tender Offer Statement filed on Schedule TO by Purchaser with the SEC in connection with the Offer ("Schedule TO") and Annex A to the Schedule 14D-9. Holders of Shares are urged to read the Fairness Opinion in its entirety. The Fairness Opinion is directed only to the fairness of the consideration to be received by the holders of Shares, from a financial point of view and does not address any other aspect of the Offer. The Fairness Opinion does not constitute a recommendation to any holder of Shares as to whether such holder should tender his, her or its Shares pursuant to the Offer.

     This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding Purchaser's intent, belief or current expectations of Purchaser and the members of the Purchaser Group, including the information under the caption "The Offer,
Section 7 -- Certain Information Concerning Joule, Joule Financial Projections." Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things, the risks and uncertainties described in Joule's SEC filings.

     There may also be other factors that are currently not identifiable or quantifiable, but may arise or become known in the future. Forward-looking statements speak only as of the date the statement was made. Purchaser is not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future results, or for any other reason.

     The information contained in this Offer to Purchase concerning Joule was obtained from publicly available sources or made available by Joule to Purchaser. Purchaser does not take any responsibility for the accuracy of such information.

     THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN "THE OFFER, SECTION 11 -- CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 19, 2003, UNLESS PURCHASER EXTENDS IT.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER

     At various times in recent years, the members of the Logothetis family have discussed informally among themselves, the other directors and certain members of management the merits of a going private transaction involving Joule. The factors that prompted these discussions were:

          . The substantial holdings of Joule common stock (approximately 71%) by the Logothetis family members;

          .    The performance of the Joule stock price;

          .    The small market capitalization of Joule;

          . The small public float and limited institutional following of Joule common stock;

          .    The low trading volume of Joule common stock;

          . The lack of research attention being given to Joule from market analysts; and

          . The lack of liquidity and the likelihood that the liquidity of Joule common stock would not improve in the future.

These discussions intensified commencing in late 2002 as the Logothetis family became aware of the additional expenses that would be associated with continuing to be a publicly traded company and the additional burdens that would be placed on management and the Board of Directors as a result of the Sarbanes-Oxley Act of 2002 (and various rules promulgated by the SEC thereunder). The members of the Purchaser Group ultimately concluded that such a transaction would be appropriate at this time.

     On May 22, 2003, Mr. Logothetis, Nick M. Logothetis, Steven Logothetis, Julie Logothetis, Mr. Wellman and Bernard G. Clarkin, Vice President, Chief Financial Officer and Secretary of Joule ("Mr. Clarkin"), met with a representative of Winston & Strawn LLP, Joule's outside counsel ("Winston & Strawn"), to further their understanding of the steps that would be involved in effecting a going private transaction. Subsequently, Mr. Logothetis engaged Fleet Securities, Inc. ("Fleet Securities") to advise him and the other members of the Purchaser Group with respect to a possible going private transaction. On July 16, 2003, the Purchaser Group and Mr. Clarkin met with representatives of Winston & Strawn and Fleet Securities to discuss various aspects of a going private transaction. After that meeting, Fleet Securities assisted the Purchaser Group in formulating the terms of an offer that could be made to the stockholders other than members of the Purchaser Group for their Shares.

     On August 20, 2003, at a meeting of the Joule board of directors, the Purchaser Group advised the independent Joule directors of its proposal to acquire through the Purchaser the shares not held by the members of the Purchaser Group for a price of $1.35 per share. The proposal contemplated a going private transaction through a tender offer made by the Purchaser to be followed by a short-form merger, as a result of which the Joule common stock would no longer be publicly traded. A discussion followed among the directors regarding the proposed form of the transaction and the anticipated means of financing it.

     Following this discussion, the directors resolved to establish a special committee (the "Special Committee") of the Board to act on behalf of the public stockholders in evaluating and negotiating the going private proposal by the Purchaser Group. The Special Committee was comprised of the Board's three independent directors: Richard P. Barnitt (whom the Special Committee members subsequently appointed as chairman of the Special Committee), Robert W. Howard and Andrew G. Spohn. The members of the Special Committee are not employed by the Company and are not affiliated with Purchaser or the Purchaser Group. For information concerning the members of the Special Committee, see Schedule C. The Special Committee was authorized to review, evaluate and negotiate the terms and conditions of, and make recommendations with respect to, the proposed transaction with Purchaser and the Purchaser Group on behalf of the Company's public stockholders other than the Purchaser Group. The Special Committee was also authorized to retain legal, financial and other advisors in order to assist the Special Committee in its consideration and evaluation of the Purchaser Group's going private proposal and was provided with unrestricted access to the Company's employees, officers, members of management and to all information and materials about the Company, and was authorized to provide such access to its legal and financial advisors.

     On August 21, 2003, the Company issued a press release indicating its receipt of the Purchaser Group's non-binding proposal and filed a copy of the press release with the SEC on Form 8-K. The Company's press release included a description of the proposal's general terms and indicated that the Board of Directors appointed a Special Committee to evaluate the proposal. On the same day, the Purchaser filed a copy of the press release with the SEC as an exhibit to Purchaser's Schedule TO.

     Pursuant to the authorization of the Board, from August 21, 2003 to September 11, 2003, the Special Committee considered potential legal and financial advisors.

     On September 4, 2003, after interviewing representatives of two other law firms, the Special Committee met with representatives of the law firm Sills Cummis Radin Tischman Epstein & Gross, P.A. ("Sills Cummis"). After some discussion on the experience of Sills Cummis in representing special committees in corporate transactions of this type, the Special Committee agreed to engage Sills Cummis to serve as its legal counsel and authorized the chairman of the Special Committee to execute an engagement letter with Sills Cummis. Thereafter, counsel to the Special Committee reviewed with the members of the Special Committee their fiduciary duties to the public stockholders of Joule and the responsibilities of and tasks to be undertaken by the Special Committee in connection with a transaction of this type. The chairman of the Special Committee executed an engagement letter with Sills Cummis as special counsel to the Special Committee, dated as of September 5, 2003.

     At meetings of the Special Committee held on September 8 and September 10, 2003, the Special Committee heard presentations from a total of four investment banks. On September 11, 2003, after discussing the strengths and weaknesses of each of the investment banks presentations, the Special Committee approved the engagement of Updata Capital, Inc. ("Updata Capital") as the Special Committee's financial advisor and authorized the chairman of the Special Committee to execute an engagement letter with Updata Capital. The Special Committee also resolved to continue to conduct negotiations with the Purchaser Group with respect to its going private proposal. On September 11, 2003, the chairman of the Special Committee signed an engagement letter with Updata Capital that provided for, among other things, payment of a $25,000 fee on execution of such engagement letter and $50,000 on the rendering of a fairness opinion relating to the going private proposal received from the Purchaser Group, regardless of the conclusions reached in such opinion. At a meeting of the Special Committee held on September 12, 2003, the Special Committee approved and ratified the engagement letter.

     Over the next 10 days, Updata Capital began its review and analysis of the Company, including visiting the Company's offices and meeting with members of management and other employees.

     During this period, representatives of Updata Capital and counsel to the Special Committee held several telephone discussions concerning the process that Updata intended to use in analyzing the Offer. It was agreed that Updata Capital would endeavor, to the extent reasonably possible, to tailor its research to small publicly traded micro-cap companies such as Joule and would review comparable transactions within the staffing industry. It was further agreed that Updata Capital would perform a discounted cash flow analysis, review a liquidation analysis prepared by Joule's management and consider the relevance of certain additional matters raised by counsel to the Special Committee.

     In addition, during this period, members of the Purchaser Group reiterated earlier communications to members of the Special Committee and to Updata Capital that the members of the Purchaser Group had no interest in participating in alternative transactions, such as selling their interests in Joule to a third party or the sale of any portion of the Company's business. Accordingly, Updata Capital was not requested to, and did not, solicit indications of interest from or conduct an auction with third parties, as such an exercise would have been futile given the reality that the Purchaser Group was not willing to sell its controlling interest.

     At a meeting of the Special Committee on September 22, 2003, Updata Capital made a presentation to the Special Committee as to the results of its preliminary financial analyses. Updata Capital explained the nature of the information that it had reviewed, as well as the nature of the analyses that it had performed and noted the initial conclusions that Updata Capital had reached concerning the then-current offer of $1.35. Updata Capital provided the Special Committee with information concerning the premiums paid in certain comparable transactions and certain other financial information, which information included Updata Capital's views as to prices within a range of fairness, but Updata Capital did not recommend to the Special Committee the specific amount of consideration that should be sought from the Purchaser Group. Updata Capital advised the Special Committee that, although its analysis was not yet completed, a price of $1.35 per Share was not likely to be considered by Updata Capital to be fair, from a financial point of view, to the Company's stockholders other than the Purchaser Group. Following Updata Capital's presentation, after lengthy discussion on the matter, the Special Committee determined to negotiate with the Purchaser Group to attempt to obtain a higher price. On September 23, 2003, Mr. Spohn telephoned Mr. Wellman and communicated to him that the $1.35 price was not acceptable.

     On September 24, 2003 and September 25, 2003, representatives of Updata Capital and Fleet Securities discussed by telephone the assumptions underlying Updata Capital's preliminary valuation and the methodologies used by Updata Capital in evaluating the consideration to be received by the public stockholders under the Purchaser Group's going private proposal.

     Over the next several weeks, Updata Capital continued its financial review and analysis of the Company, and the Purchaser Group and the Special Committee, through their respective representatives, continued their discussions concerning an acceptable price.

     On or about September 29, 2003, the Special Committee received a letter from John Leopold ("Mr. Leopold"), the president of Techstaff Inc., a technical staffing firm with 12 offices. Mr. Leopold stated that he and members of his family hold in excess of 80,000 shares of Joule common stock, representing approximately 2.2% of outstanding shares of Joule common stock (approximately 7.6% of the Shares subject to the Offer), and his belief that the proposed tender offer price of $1.35 per Share was inadequate and recommended that the Special Committee consider alternatives, including a sale of the entire company and other methods for taking Joule private.

     Mr. Leopold also indicated in his letter that he had met informally with Mr. Logothetis, Mr. Wellman and Mr. Clarkin after the Joule annual meeting on February 5, 2003 and had asked Mr. Logothetis whether he would consider a buyout of Joule shares held by the Logothetis family by Mr. Leopold or a group headed by him and including key Joule managers. Mr. Leopold stated that Mr. Logothetis was "unequivocal in his refusal to discuss a sale of the business." The recollection of Mr. Logothetis, Mr. Wellman and Mr. Clarkin of the conversation is that Mr. Leopold's suggestion was that he would be interested in purchasing from the family only that number of Joule shares that, combined with the shares he already owned, would constitute a controlling interest and that the discussion also focused on Mr. Leopold's inquiry as to whether Joule would be interested in merging with his company, Techstaff Inc., with Mr. Leopold maintaining some level of management involvement and having an equity interest in Joule.

     In his letter, in addition to the alternative transactions suggested by Mr. Leopold, he stated that he had the willingness and the where-with-all to purchase the shares owned by the Logothetis family for the $1.35 tender offer price that had been proposed by the Purchaser Group. Mr. Leopold did not make an offer to purchase shares not owned by the members of the family. A copy of Mr. Leopold's letter is attached as Exhibit 99 (a)(1)(x) to the Schedule TO.

     The Special Committee considered the letter from Mr. Leopold. In doing so, it also took into account the stated position of the members of the Logothetis family that they had no interest in selling their respective equity interests in Joule. Accordingly, the Special Committee concluded that it was best to continue discussions with the members of the Purchaser Group regarding an increase in the price to be offered for the Shares held by the public stockholders.

     On October 2, 2003, the members of the Special Committee, certain members of the Purchaser Group and Bernard G. Clarkin, the Company's chief financial officer, held a conference call to negotiate price and other terms. During the call, the Purchaser Group offered a price increase to $1.50 per Share. The members of the Special Committee discussed the matter among themselves and then communicated to the members of the Purchaser Group participating in the call that a price increase to $1.50 was not acceptable.

     During the following week, members of the Special Committee had discussions with Updata Capital regarding a fair price for the Offer and the Merger. During the course of those discussions, Updata Capital updated such members of the Special Committee as to the status of its financial analysis and review of the Company. The Special Committee members also held telephone conversations among themselves during which the members discussed the financial condition and business of the Company, including the matters described below under "Special Factors -- Recommendation of the Special Committee; Fairness of the Offer and the Merger. Thereafter, on October 15, 2003, Messrs. Barnitt and Spohn held a telephone conference with Mr. Wellman, who was acting on behalf of the Purchaser Group, to attempt to negotiate a higher price. During that call, Mr. Wellman put forth the Purchaser Group's reasons for its offer to purchase the Shares at $1.50 per Share. Over the next couple of days following the telephone conference call with Mr. Wellman, the members of the Special Committee held further discussions among themselves. On or about October 17, 2003, the members of the Special Committee spoke with Mr. Wellman and Mr. Emanuel Logothetis and, based on the Special Committee's previous discussions with Updata Capital and discussions among the committee members, communicated to Mr. Wellman and Mr. Logothetis that the Special Committee could accept as fair a price of $1.52 per Share. After further discussion, Mr. Wellman agreed, on behalf of Purchaser, to increase the price to $1.52 per Share.

     Meanwhile, since September 2003, representatives of the Purchaser Group had been engaged in discussions with Fleet Capital Corporation, Business Finance Group ("Fleet Capital"), the lender for the Company's existing revolving line of credit, in an effort to secure financing for the proposed going private transaction. On November 7, 2003, Purchaser obtained a proposed oral commitment from Fleet Capital to provide to Purchaser a loan in the amount of $2,100,000 for the Offer and the Merger, which was followed by Purchaser's receipt of a written financing commitment, the terms of which were finalized on November 17, 2003. The terms of the financing are described in "The Offer, Section 10 -- Source and Amount of Funds."

     During the week of November 3, 2003, counsel to the Special Committee reported to members of the Special Committee on the discussions held with counsel to the Purchaser Group. On or about November 7, 2003, counsel to the Special Committee communicated that the Purchaser Group had obtained a proposed commitment from Fleet Capital to finance the Offer and the Merger at $1.52 per Share and the loan was to be secured by the assets of the operating and real estate subsidiaries of the Company following the Merger.

     At a telephonic meeting of the Special Committee on November 11, 2003, Updata Capital made a final presentation to the Special Committee concerning its financial analyses and the principal factors forming the basis for its conclusion. Updata Capital discussed the information it had reviewed and then issued its written opinion to the Special Committee that as of such date, based upon and subject to the assumptions and limitations described in the opinion, the price of $1.52 per Share was fair from a financial point of view to the stockholders of the Company other than the Purchaser Group. Discussion on the matters presented followed among the Special Committee directors and the representatives of Updata Capital. After such discussion, based on the Fairness Opinion and its negotiations with the Purchaser Group, along with other factors considered by the Special Committee (all of which are discussed below under "Special Factors -- Recommendation of the Special Committee; Fairness of the Offer and the Merger"), the Special Committee unanimously determined that the proposed Offer and Merger were fair to the Joule stockholders unaffiliated with the Purchaser or the Purchaser Group and unanimously recommended that such unaffiliated stockholders accept the Offer and tender their Shares to Purchaser at $1.52 per Share (provided that the Offer contains the Minimum Tender Condition and the Majority of the Minority Condition and that any stockholders not tendering their Shares and not exercising appraisal rights will receive the same $1.52 per Share in the subsequent Merger). On November 11, 2003, Updata Capital delivered to each Special Committee member by overnight express courier final written copies of its fairness opinion, drafts of which had been previously furnished to the members of the Special Committee. A copy of the written fairness opinion is attached as Exhibit 99(c) to the Schedule TO. While the Special Committee did not solicit other sales opportunities for Joule, on consideration of the matters addressed herein, and in light of the repeated statements from members of the Purchaser Group that they would not sell their controlling interest in Joule, the Special Committee felt that, consistent with its duties and the scope of its appointment, it could conclude that the Offer and the Merger are fair to Joule stockholders unaffiliated with Purchaser and the Purchaser Group.

     During the week of November 10, 2003, the respective counsels to the Purchaser Group and the Special Committee discussed issues related to the structure of the proposed transaction and the conditions set forth in the going private proposal. During these conversations, following the November 11, 2003 Special Committee meeting, the Purchaser Group's counsel informed counsel to the Special Committee that Purchaser was prepared to go forward with its proposal based on the recommendation of the Special Committee.

     On November 18, 2003, the Special Committee was furnished with a draft of the Offer to Purchase in substantially final form and drafts of related SEC filings to be made by either the Company or the Purchaser Group, also in substantially final form. The Special Committee members also authorized its representatives to finalize its recommendation for inclusion in the Schedule 14D-9 to be filed by the Company in connection with the Offer.

     On November 18, 2003, the full Board of Directors held a meeting via telephone conference to consider various aspects of the Offer and the Merger. At that meeting, the Board of Directors, with the members of the Special Committee abstaining, ratified the Indemnification Agreements with the members of the Special Committee (see Schedule C). Representatives of Updata Capital, who were also present via telephone conference, notified the Board of Directors that nothing had come to its attention that would cause it to change its fairness opinion of November 11, 2002. With the directors who are members of the Purchaser Group abstaining, the Board of Directors approved the Offer and the Merger for purposes of Section 203 of the DGCL in light of the fact that the Purchaser may be deemed to have become an "interested stockholder" for purposes of that Section when it acquires the shares of Joule common stock contributed by the Purchaser Group and as a result of the Offer (see "The Offer, Section 13 -- Certain Legal Matters, State Takeover Laws").

     On November 21, 2003, Purchaser commenced the Offer and Joule distributed the Schedule 14D-9.

REASONS FOR AND PURPOSE OF THE OFFER AND THE MERGER

     In arriving at its decision to propose such a transaction at this time, Purchaser and members of the Purchaser Group considered the factors set forth below.

     Benefits and Detriments to Joule of the Offer and the Merger. In determining whether to make the Offer and thereafter effect the Merger at this time, the members of the Purchaser Group considered the general economic environment, its effect on the staffing industry generally and the current and potential financial performance and profitability of Joule. In particular, the economic downturn over the past several years has continued to adversely affect many industries and sectors of the U.S. economy, thereby causing unemployment to rise. As unemployment rises, demand for staffing services generally goes down and there is a negative impact on the financial performance of companies that provide staffing services, including Joule. The members of the Purchaser Group also considered the following factors:

          . The elimination of costs associated with being a public company (such as independent accounting firm fees for audit services and legal fees associated with filing quarterly, annual or other periodic reports with the SEC, the expense of publishing and distributing annual reports and proxy statements to stockholders, and the increased costs anticipated as a result of the enactment of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder);

          . The elimination of the additional burdens on management associated with public reporting and other tasks resulting from Joule's public company status, including, for example, the dedication of time and resources by Joule's management and Board of Directors necessary to maintain investor and public relations;

          . The relatively low volume of trading in the Joule common stock (the average daily trading volume for 2003 year-to-date ending August 20, 2003, the last full trading day before the original announcement of the going-private proposal, was 638 shares), and the determination that the consummation of the Offer and the Merger would result in immediate liquidity at a premium to recent trading prices for Joule stockholders that are unaffiliated with Purchaser and the Purchaser Group;

          . Public capital market trends adversely affecting companies with a limited public float, including lack of interest by institutional investors;

          . The ineffectiveness of stock options as an incentive to obtain and retain employees of Joule; and

          . The ineffectiveness of Joule's common stock as a form of currency for acquisitions.

     Purchaser and the members of the Purchaser Group also considered recent trends in the price of the Joule common stock over the past 3, 6 and 12 months.

     The members of the Purchaser Group considered the potential benefits in the form of costs savings and reduction of management time that could be immediately realized upon ceasing to be a publicly held company and that the longer Joule remained a public reporting company, incremental accounting and related costs would be incurred in order to comply with the requirements of the Sarbanes-Oxley Act of 2002 and various rules promulgated by the SEC thereunder. In light of the economy and Joule's operating performance, eliminating or avoiding such costs would be of immediate value. Purchaser and the members of the Purchaser Group also considered that Joule's historical underperformance in terms of stock price and trading volume were unlikely to improve significantly in the future because of the lack of public float and analyst coverage. In light of these factors, Purchaser and the members of the Purchaser Group considered that it is in the best interest of Joule and its stockholders to effect the Offer and the Merger at this time.

     Purchaser and the members of the Purchaser Group also considered the following factors, each of which they considered to be negative, in their deliberations concerning the fairness of the terms of the Offer and the Merger:

          . Following the successful completion of the Offer and the Merger, Joule stockholders (other than the members of the Purchaser Group) would cease to have the opportunity to participate in the future earnings or growth, if any, of Joule or to benefit from increases, if any, in the value of their holdings of Joule.

          . The financial interests of the members of the Purchaser Group with regard to the Offer Price are adverse to the financial interests of the stockholders being asked to tender their Shares. In addition, officers and directors of Joule may have conflicts of interest in connection with the Offer and the Merger. See the
               Schedule 14D-9, Item 3. Past Contacts, Transactions, Negotiations and Agreement filed contemporaneously with the Schedule TO.

     Alternative Structure Considered. The members of the Purchaser Group considered a long-form merger, which would require the solicitation of proxies pursuant to the provisions of the Exchange Act and the vote of the majority of the Shares, as an alternative to the proposed structure of the transaction as a tender offer followed by a short-form merger. The approval of the members of the Purchaser Group, who own in excess of a majority of the then outstanding shares of Joule common stock, would constitute sufficient approval to effect a long-form merger under Delaware law. In determining to structure the transaction as a tender offer followed by a short-form merger, as opposed to a long-form merger, the members of the Purchaser Group considered the following:

          . In the Offer, each unaffiliated stockholder would individually determine whether to accept cash in exchange for his, her or its Shares.

          . Unless a sufficient number of Shares are validly tendered and not withdrawn pursuant to the Offer so that the Purchaser would own at least 90% of the then outstanding shares of Joule common stock, which would also mean that a majority of the outstanding Shares, excluding the Shares beneficially owned by the other executive officers and directors of Joule, are validly tendered and not withdrawn, Purchaser would not purchase any Shares in the Offer.

          . A tender offer followed by a short-form merger would permit Purchaser to acquire the minority interest in Joule on an expeditious basis and provide the stockholders that are unaffiliated with the Purchaser Group with a prompt opportunity to receive cash in exchange for their Shares.

          . Unaffiliated stockholders who do not tender their Shares in the Offer could preserve their appraisal rights in the Merger under
               Section 262 of the DGCL.

     After reviewing the various structures for acquiring the minority stockholder interest in Joule, the members of the Purchaser Group decided to structure the transaction as a tender offer for all of the shares of Joule not already owned by the Purchaser Group, to be followed by a short-form merger, subject to the Minimum Tender Condition and the Majority of the Minority Condition.

RECOMMENDATION OF THE SPECIAL COMMITTEE; FAIRNESS OF THE OFFER AND THE MERGER

     In determining that the Offer is fair to the Joule stockholders unaffiliated with Purchaser and the Purchaser Group and recommending to such unaffiliated stockholders that they tender their Shares pursuant to the Offer, the Special Committee considered a number of factors, including:

     Market Price and Premium. The Special Committee considered the recent and historical price and trading activity of the common stock of Joule. In particular, the Special Committee considered that the $1.52 per Share Offer Price represents a premium of 17% over the closing price on August 20, 2003, the last full trading day before the public announcement of the Purchaser Group's proposal to take Joule private, a 42% premium over the average closing price between January 1, 2003 and August 20, 2003 and a 46% premium over the average closing price for the twelve-month period ended August 20, 2003.

     Lack of Viable Market for Shares. The Special Committee considered the low trading volume of the Shares and the fact that the public float for the Shares held by the stockholders other than the Purchaser Group consists of only approximately 28.4% of the outstanding Shares. Because of the limited float and relatively low trading volume in the Shares, the Special Committee believed that attempts to sell significant portions of the Shares would cause substantial downward pressure on market prices for the Shares and, therefore, believed that the Offer represents an opportunity for public stockholders to realize a higher price for their Shares than might be realized in market transactions in the near term. The relatively thin trading market and the lack of liquidity of the Shares and the lack of success, due to the relatively small market capitalization, in attracting institutional investors to invest in, or research analysts to report on, Joule were also considered by the Special Committee.

     Fairness Opinion and Analyses. The Special Committee considered the conclusion of the fairness opinion of Updata Capital (the "Fairness Opinion") that, based upon and subject to the assumptions and limitations described in the Fairness Opinion, the consideration to be received by the stockholders of Joule unaffiliated with Purchaser and the Purchaser Group in connection with the Offer and the Merger, considered as a single transaction, was fair to them from a financial point of view. The Special Committee also considered Updata Capital's financial analyses and summary conclusions presented at meetings of the Special Committee on September 22, 2003, and November 11, 2003. A summary of the Fairness Opinion and the factors considered in giving the Fairness Opinion is set forth in "Special Factors -- Opinion of Financial Advisor" (the "Fairness Opinion Summary"). A copy of the Fairness Opinion setting forth the assumptions made, matters considered and limitations on the review undertaken by Updata Capital is attached as Exhibit 99(c) to the Schedule TO and Annex A to the
Schedule 14D-9. Stockholders are urged to read the Fairness Opinion Summary and the Fairness Opinion carefully and in their entirety.

     Offer Price. The Special Committee considered that Purchaser raised the offer price to $1.52 per Share from its initial proposal of $1.35 per Share and that the $1.52 price, which is to be paid entirely in cash, was Purchaser's highest and best offer for the common stock.

     Transaction Structure. The Special Committee evaluated the benefits of the transaction being structured as an immediate cash tender offer for all of the outstanding Shares, followed by a merger. The Special Committee considered that the cash tender offer provides the stockholders of Joule the opportunity to obtain cash for all of their Shares at the earliest possible time, while Purchaser still was obligated by the terms of the Offer to complete the Merger and pay the same consideration for Shares received in the Merger as paid for Shares tendered in the Offer.

     Special Committee Formation and Negotiation. The Special Committee considered the fact that certain terms of the Offer and the transactions contemplated thereby were the product of the Special Committee's negotiations with Purchaser and members of the Purchaser Group. The Special Committee also considered the fact that its members were not employed by Joule or affiliated with Purchaser or the members of the Purchaser Group, and none of the Special Committee's members had any material agreement or promise of a future material benefit from Joule, Purchaser or the members of the Purchaser Group (other than benefits received as directors, including director compensation and indemnification described in the Schedule 14D-9, Item 3. Past Contracts, Transactions, Negotiations and Agreements and Schedule C hereto).

     Individual Determination. The Offer and the Merger are not structured to require approval by a formal stockholder vote of the majority of Joule stockholders that are not affiliated with Purchaser or the Purchaser Group. Joule's stockholders can determine independently and without influence whether to tender their Shares in the Offer and the Offer is subject to the Minimum Tender Condition and the Majority of the Minority Condition.

     Majority of the Minority Condition. The Special Committee considered that the Majority of the Minority Condition is not waivable by Purchaser. The Offer, therefore, will in all events be conditioned upon there being validly tendered and not withdrawn at least that number of shares that represents a majority of the total outstanding shares that are not owned by the Purchaser Group or the other executive officers and directors of Joule.

     Availability of Appraisal Rights. The Special Committee considered that appraisal rights will be available to the Joule stockholders who do not tender their Shares in the Offer under the DGCL in connection with the Merger.

     Independent Financial and Legal Advisors. The Special Committee had the benefit of advice from an independent and experienced financial advisor that reviewed and evaluated the Offer and the Offer Price. In addition, the Special Committee retained independent and experienced legal counsel to assist it in performing its duties.

     Business Prospects. In addition to other factors discussed herein, the Special Committee considered Joule's business, prospects, financial condition, results of operations and current business strategy and the challenges Joule would face if it did not proceed with the proposed transaction contemplated by the Offer, including, but not limited to, the increasing costs associated with being a public company in light of the passage of the Sarbanes-Oxley Act of 2002 and recent corporate governance regulations and other factors, the lack of trading volume and analyst coverage for Joule common stock, Joule's historical performance and Joule's lack of access to equity capital to grow and expand.

     Unwillingness of Purchaser Group to Sell Their Interests. The Special Committee also considered the fact that each member of the Purchaser Group has stated that he or she is not interested in selling all or any portion of his or her equity interest in Joule to a third party and that, there is no current third-party offer regarding the acquisition of shares that are not owned by the Purchaser Group and that no formal offer has been received in the past several years. See "Special Factors -- Background of the Offer."

     Net Book Value and Liquidation Value Analyses. The net book value of Joule was $8,626,000 or approximately $2.34 per share, as of June 30, 2003. The Special Committee considered net book value in the context of its review of the liquidation analysis prepared by management. Although the net book value per share as of June 30, 2003 is higher than the Offer Price, the liquidation value of the shares ranged from $0.73 to $1.13, which is lower than the Offer Price. Accordingly, the Special Committee did not consider net book value as a particularly reliable indicator of Joule's value in determining the fairness of the transaction. In addition, the Special Committee did not consider the going concern value of Joule to a third party given the stated lack of interest of the members of the Purchaser Group in selling their shares or approving a sale of the business. See "Special Factors -- Background of the Offer."

     In addition to the above, the Special Committee considered the following factors that make the transaction less attractive to the stockholders of Joule:

     Conditions to Transaction. The Special Committee considered that Purchaser's obligation to consummate the Offer and the Merger is subject to a number of broad conditions that must be waived or deemed satisfied prior to the expiration of the Offer at the discretion of Purchaser. If these conditions are not met or waived, then Purchaser will not be obligated to complete the Offer. See "The Offer, Section 11 -- Certain Conditions of the Offer."

     Potential Conflicts of Interest. The Special Committee considered the interest of certain executive officers and directors of Joule in the Offer. See the Schedule 14D-9, Item 3. Past Contacts, Transactions, Negotiations and Agreements.

     Taxable Transaction. The Special Committee considered that the Offer could result in a taxable gain to Joule's stockholders, including those who may otherwise have preferred to retain their Shares to defer the occurrence of a taxable event.

     Conditional Financing Commitment. The Special Committee considered the fact that there are various conditions precedent to the obligation of Fleet Capital to make the Acquisition Loan (as defined herein) and that Purchaser currently has no alternative arrangement in place to finance the Offer and the Merger in the event that the proceeds of the Acquisition Loan are not available to it for any reason. See "The Offer, Section 10 -- Source and Amount of Funds."

     Future Prospects of Joule Post-Merger. The Special Committee also considered the fact that, assuming the Merger is completed, all holders of Joule common stock (other than the members of the Purchaser Group) will not participate in any future growth of Joule. Because of the risks and uncertainties associated with Joule's future prospects, the Special Committee concluded that this potential benefit or detriment was not quantifiable. In the view of the Special Committee, however, this loss of opportunity is adequately reflected in the Offer Price of $1.52.

     The description set forth above is not intended to be exhaustive but summarizes the material factors considered by the Special Committee. In view of its many considerations, the Special Committee did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered by the Special Committee. In addition, individual members of the Special Committee may have given different weights to the various factors considered. After weighing all of these considerations, the Special Committee unanimously determined that the Offer and the Merger are substantively and procedurally fair to the Joule stockholders unaffiliated with Purchaser and the Purchaser Group and recommended that such unaffiliated Joule stockholders tender their Shares in the Offer.

OPINION OF FINANCIAL ADVISOR

     Under a letter agreement, dated September 11, 2003, the Special Committee retained Updata Capital to serve as the financial advisor to the Special Committee. Updata Capital has delivered the Fairness Opinion to the Special Committee stating that, as of November 11, 2003, the $1.52 price per Share to be received in the Offer and the Merger was fair, from a financial point of view, to Joule's public stockholders (unaffiliated with the Purchaser and the Purchaser Group). The full text of the opinion, which explains the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Updata Capital in rendering its opinion, is attached as
Exhibit 99(c) to the Schedule TO and Annex A to the Schedule 14D-9. You are urged to, and should, read the Fairness Opinion carefully and in its entirety as well as the other information described under "Opinion of Financial Advisor." Updata Capital has consented to the inclusion of the Fairness Opinion and the summary of the Fairness Opinion in this Offer to Purchase, the Schedule TO and the Schedule 14D-9. Except as set forth in this Offer to Purchase with respect to the engagement of Updata Capital by the Special Committee, there has not been any material relationship during the past two years between Updata Capital, it's affiliates and/or unaffiliated representatives on the one hand, and Joule or its affiliates on the other hand.

     Updata Capital's written opinion is directed to the Special Committee and only addresses the fairness of the Offer Price from a financial point of view as of the date of the opinion. Updata Capital's written opinion does not address any other aspect of the Offer and does not constitute a recommendation to any Joule stockholder to accept the Offer and tender his, her or its Shares pursuant to the Offer. The following is only a summary of the Fairness Opinion. Stockholders are urged to read the entire Fairness Opinion. The following summary of Updata Capital's opinion is qualified in its entirety by reference to the full text of the Fairness Opinion.

     In connection with rendering its opinion, Updata Capital:

          . Reviewed the then most recent draft of the Offer to Purchase dated October 31, 2003 and certain related documents and based its opinion on its understanding that the terms and conditions therein would not materially change;

          . Reviewed and analyzed certain publicly available audited and unaudited financial statements of Joule and certain other publicly available information concerning Joule;

          . Reviewed certain internal financial and operating information concerning Joule, including certain projections relating to Joule prepared by its management and an analysis prepared by its management regarding a possible liquidation of Joule's assets following termination of operations;

          . Reviewed certain financial performance and trading data regarding Joule and compared them with similar data regarding public companies Updata Capital deemed comparable in whole or in part to Joule;

          . Reviewed certain publicly available information concerning the historical stock price of Joule common stock;

          . Reviewed the financial terms, to the extent publicly available, of certain business combinations that Updata Capital believed to be generally comparable to the Offer; and

          . Reviewed such other information, performed such other analyses and procedures, and considered such other factors as Updata Capital deemed appropriate for purposes of its opinion.

     In connection with its review, Updata Capital assumed and relied upon, without any responsibility for independent verification or liability therefor, the accuracy and completeness of all financial and other information supplied to Updata Capital by Joule, and all publicly available information. Updata Capital further relied upon the assurances of management of Joule that they were unaware of any facts that would make the information provided Updata Capital incomplete or misleading in any material respect. Updata Capital assumed that there had been no material change in the assets, financial condition or business of Joule (taken as a whole) since the date of the most recent financial statements made available to Updata Capital. With respect to the liquidation analysis provided by Joule and examined by Updata Capital, Updata Capital assumed that the liquidation analysis accurately reflected the range of values that would be available to be distributed to stockholders upon liquidation of Joule. Updata Capital did not perform any independent valuation or appraisal of the assets or liabilities of Joule.

     With respect to financial forecasts, Updata Capital assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgment of management of Joule as to the future financial performance of Joule. Updata Capital assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. The forecasts and projections were based on numerous variables and assumptions that were inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, Updata Capital noted that actual results could vary significantly from those set forth in such forecasts and projections. Updata Capital's opinion was necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Updata Capital up to and including, the date of the opinion. Although developments following the date of the Updata Capital opinion may affect the opinion, Updata Capital assumed no obligation to update, revise or reaffirm the opinion. In rendering its opinion, Updata Capital did not address the relative merits of the Offer and any alternative potential transaction and did not solicit other bids to purchase Joule.

     The following is a brief summary of the material financial analyses performed by Updata Capital in preparing its opinion:

     Historical Trading Analysis. Updata Capital reviewed the historical price performance of Joule common stock in 2002 and 2003, and compared Joule's price performance during the 12 months prior to November 10, 2003 to the NASDAQ Composite Index and to a composite index consisting of a group of publicly traded stocks of companies deemed to be relevant. Updata Capital noted that none of the companies used in the historical trading analysis is identical to Joule. Summaries of the closing trading price history of Joule common stock are shown in the table below:

  Joule Closing Prices       Low      Median      Mean       High
  ----------------------------------------------------------------
  30 Trading Days          $ 1.37     $ 1.42     $ 1.43     $ 1.49
  60 Trading Days          $ 1.30     $ 1.40     $ 1.41     $ 1.49
  90 Trading Days          $ 1.10     $ 1.40     $ 1.37     $ 1.49
  Last 12 Months           $  .70     $ 1.05     $ 1.12     $ 1.49

     Comparable Company Analysis. Updata Capital compared certain financial information and valuation ratios relating to Joule with those of certain other publicly traded multi-services staffing companies. Updata Capital noted that the selected comparable companies did not represent the entire universe of potentially relevant multi-servicing staffing companies, and that none of the companies used in the analysis is identical to Joule. The companies included were Ablest Inc., Butler International, Inc., CDI Corporation, Diversified Corporate Resources, Inc., General Employment Enterprise, Inc., Hudson Highland Group, Inc., Remedytemp, Inc., Comforce, Inc., Spherion Corporation, Venturi Partners, Stratus Services Group Inc., Volt Information Sciences, Inc. and Westaff, Inc.

     Specifically, Updata Capital analyzed the respective multiples of the enterprise value of these companies to their last twelve months revenue, projected 2003 revenue and last twelve months' earnings before interest, taxes, depreciation and amortization ("EBITDA"). Enterprise value is calculated as market capitalization, plus the company's short term and long term debt obligations if any, less the company's cash, cash equivalents and short-term investments. Updata Capital's analysis indicated the following:

                           Enterprise Value as a Multiple of:
                    ------------------------------------------------
                    LTM Revenues      2003CY Revenue      LTM EBITDA
--------------------------------------------------------------------
Low                      .09x              .13x              8.1x
High                     .33x              .29x             18.6x

Mean                     .20x              .18x             13.1x
Median                   .16x              .16x             14.9x

     Updata Capital then derived a range of implied per share equity values for Joule by applying the multiples of the comparable companies listed above to corresponding data for Joule. This analysis indicated the following:

                               Implied Joule Share Price:
                    ------------------------------------------------
                    LTM Revenues      2003CY Revenue      LTM EBITDA
--------------------------------------------------------------------
Low                    $  .93             $ 1.51            $  .82
High                   $ 5.35             $ 4.57            $ 2.94

Mean                   $ 2.90             $ 2.59            $ 1.83
Median                 $ 2.16             $ 2.14            $ 2.19

     However, Updata Capital noted that trading multiples of publicly traded companies are impacted by the relative size of these companies. As a result, Updata Capital reviewed and compared the actual financial, operating and stock market information of those companies in the initial Comparable Company Analysis with last twelve months' revenues of less than $500 million. These companies included Ablest Inc., Butler International, Inc., Diversified Corporate Resources, Inc., Stratus Services Group Inc., Remedytemp, Inc. and Comforce, Inc.

     Updata Capital analyzed the respective multiples of the enterprise value of these companies to their last twelve months' revenues and EBITDA. Updata Capital's analysis indicated the following:

                    Enterprise Value as a Multiple of:
                    ----------------------------------
                       LTM Revenues      LTM EBITDA
------------------------------------------------------
Low                        .14x              8.8x
High                       .33x             18.6x

Mean                       .20x             13.7x
Median                     .15x             13.7x

     Updata Capital then derived a range of implied per share equity values for Joule by applying the multiples of the comparable companies listed above to corresponding data for Joule. This analysis indicated the following:

                        Implied Joule Share Price:
                    ----------------------------------
                       LTM Revenues      LTM EBITDA
------------------------------------------------------
Low                       $ 1.74           $  .96
High                      $ 5.35           $ 2.94

Mean                      $ 3.03           $ 1.95
Median                    $ 1.91           $ 1.95

     Updata Capital reviewed but did not compare the enterprise value of Joule expressed as a multiple of earnings before interest and taxes ("EBIT"), or the equity value of Joule representing the share price of Joule expressed as a multiple of net income per share. In both cases Joule does not have and is not expected to have meaningful positive, from a multiples valuation standpoint, EBIT or net income on an LTM basis in 2003.

     Comparable Industry Transaction Analysis. Updata Capital reviewed and compared 20 comparable transactions that were announced between January 1, 2002 and October 31, 2003 involving companies in lines of business believed to be generally comparable to those of Joule in the multi-services staffing industry. Updata Capital noted that the selected precedent transactions were not intended to be representative of the entire range of precedent transactions in the multi-services staffing industry.

     Specifically, Updata Capital analyzed the respective multiples of the enterprise value of these companies to their last twelve months' revenues and EBITDA. Updata Capital's analysis indicated the following:

                    Enterprise Value as a Multiple of:
                    ----------------------------------
                       LTM Revenues      LTM EBITDA
------------------------------------------------------
Low                        .12x             3.9x
High                       .62x             8.9x

Mean                       .35x             6.8x
Median                     .32x             6.8x

     Updata Capital then derived a range of implied per share equity values for Joule by applying the multiples of the comparable companies listed above to corresponding data for Joule. This analysis indicated the following:

                         Implied Joule Share Price:
                    ----------------------------------
                       LTM Revenues      LTM EBITDA
------------------------------------------------------
Low                      $  1.41              NM
High                     $ 10.79           $ .80

Mean                     $  5.78           $ .55
Median                   $  5.12           $ .54

     Premium Paid Analysis. Updata Capital reviewed selected publicly available financial and stock market information of 25 "Going Private" transactions that were announced between January 1, 2001 and November 1, 2003. Updata Capital analyzed the information on these transactions using three criteria: (i) the purchase price as a percentage premium to the share price one trading day prior to the announcement of the transaction, (ii) the purchase price as a percentage premium to the share price five trading days prior to the announcement of the transaction and

(iii) the purchase price as a percentage premium to the share price twenty trading days prior to the announcement of the transaction. This analysis indicated the following:

                                    Percentage Premium Over:
                    ---------------------------------------------------------
                    One day prior Share   Five days prior   Twenty days prior
                           Price            Share Price        Share Price
-----------------------------------------------------------------------------
Low                        (2.4)%             (17.1)%             (2.2)%
High                       86.7%               93.1%              86.9%

Mean                       26.3%               27.5%              29.5%
Median                     19.4%               21.0%              24.9%

     Updata Capital then derived a range of implied per share equity values for Joule by applying the percentage premiums from the comparable transactions to Joule's trading price, 1, 5, and 20 trading days prior to August 20, 2003, the last full trading day prior to the original announcement of the going-private proposal. This analysis indicated the following:

                                   Implied Joule Share Price:
                    ---------------------------------------------------------
                    One day prior Share   Five days prior   Twenty days prior
                           Price            Share Price        Share Price
-----------------------------------------------------------------------------
Low                       $ 1.27              $ 1.08             $ 1.12
High                      $ 2.43              $ 2.51             $ 2.15

Mean                      $ 1.64              $ 1.66             $ 1.49
Median                    $ 1.55              $ 1.57             $ 1.44

     Updata Capital reviewed selected publicly available financial and stock market information of nine "going private" transactions that were announced between January 1, 2001 and November 1, 2003 in which the deal value was less than $50 million. Updata Capital analyzed the information on these transactions using three criteria: (i) the purchase price as a percentage premium to the share price one trading day prior to the announcement of the transaction, (ii) the purchase price as a percentage premium to the share price trading five days prior to the announcement of the transaction and (iii) the purchase price as a percentage premium to the share price twenty trading days prior to the announcement of the transaction. This analysis indicated the following:

                                    Percentage Premium Over:
                    ---------------------------------------------------------
                    One day prior Share   Five days prior   Twenty days prior
                           Price            Share Price        Share Price
-----------------------------------------------------------------------------
Low                        (2,2)%               0.6%              (2.2)%
High                       86.7%               93.1%              62.8%

Mean                       19.9%               23.9%              22.4%
Median                      8.7%               10.1%              17.1%

     Updata Capital then derived a range of implied per share equity values for Joule by applying the percentage premiums from the comparable transactions to Joule's trading price, 1, 5, and 20 trading days prior to prior to August 20, 2003, the last full trading day prior to the original announcement of the going-private proposal. This analysis indicated the following:

                                   Implied Joule Share Price:
                    ---------------------------------------------------------
                    One day prior Share   Five days prior   Twenty days prior
                           Price            Share Price        Share Price
-----------------------------------------------------------------------------
Low                       $ 1.27              $ 1.31             $ 1.12
High                      $ 2.43              $ 2.51             $ 1.87

Mean                      $ 1.56              $ 1.61             $ 1.41
Median                    $ 1.41              $ 1.43             $ 1.35

     Updata Capital reviewed selected publicly available financial and stock market information of nine "going private" transactions that were announced between January 1, 2001 and November 1, 2003, each of which involved the acquisition of a minority interest. Updata Capital analyzed the information on these transactions using three criteria: (i) the purchase price as a percentage premium to the share price one trading day prior to the announcement of the transaction, (ii) the purchase price as a percentage premium to the share price five trading days prior to the announcement of the transaction and (iii) the purchase price as a percentage premium to the share price twenty trading days prior to the announcement of the transaction. This analysis indicated the following:

                                    Percentage Premium Over:
                    ---------------------------------------------------------
                    One day prior Share   Five days prior   Twenty days prior
                           Price            Share Price        Share Price
-----------------------------------------------------------------------------
Low                        (2.4)%             (17.1)%              1.9%
High                       79.8%               81.8%              86.9%

Mean                       16.9%               16.2%              22.5%
Median                     10.7%                6.4%              17.1%

     Updata Capital then derived a range of implied per share equity values for Joule by applying the percentage premiums from the comparable transactions to Joule's trading price, 1, 5, and 20 trading days prior to August 20, 2003, the last full trading day prior to the original announcement of the going-private proposal. This analysis indicated the following:

                                   Implied Joule Share Price:
                    ---------------------------------------------------------
                    One day prior Share   Five days prior   Twenty days prior
                           Price            Share Price        Share Price
-----------------------------------------------------------------------------
Low                       $ 1.27              $ 1.08             $ 1.17
High                      $ 2.34              $ 2.36             $ 2.15

Mean                      $ 1.52              $ 1.51             $ 1.41
Median                    $ 1.44              $ 1.38             $ 1.35

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Updata Capital calculated a range of implied per share equity values based upon the present value of the after-tax estimated free cash flows that Joule could be expected to generate after September 30, 2003 based on projections and other financial information provided by Joule and projections and other financial information developed by Updata Capital, based on discussions with Joule management. Updata Capital made a variety of assumptions in the discounted cash flow analysis, including utilizing a range of discount rates from 10.6% to 15.6% and a range of terminal values for Joule from 4.0x EBITDA to 6.0x EBITDA. Updata Capital's discounted cash flow analysis indicated a range of per share equity values for Joule of $1.40 to $2.76.

     Liquidation Analysis. Updata Capital reviewed the analysis, prepared by Joule management, of the per share liquidation value if Joule were to cease operation and liquidate its assets as of June 30, 2003 and distribute the remaining cash to Joule stockholders. The analysis yielded an estimated range of value between $0.73 and $1.13 per share.

     Conclusion. The summary set forth above describes the principal elements of the overview provided by Updata Capital to the Special Committee on November 11, 2003. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Updata Capital did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Updata Capital considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Updata Capital did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, Updata Capital believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. The conclusions reached by Updata Capital may involve significant elements of subjective judgment and qualitative analysis. In performing its analyses, Updata Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Updata Capital are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

     Under the terms of Updata Capital's engagement, Joule has paid Updata Capital an engagement fee of $25,000 and an opinion fee of $50,000, which fees the Special Committee believes are reasonable for the services provided by Updata Capital to the Special Committee. Joule has also agreed to reimburse Updata Capital for reasonable out-of-pocket expenses incurred in performing its services (not to exceed $7,500 in the aggregate without the prior written consent of the Special Committee), including the fees and expenses of its legal counsel, and to indemnify Updata Capital and related persons against liabilities, including liabilities under the federal securities laws, arising out of Updata Capital's engagement.

     Updata Capital is an investment banking firm that has considerable experience in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations and valuations for corporate and other purposes. Updata Capital was selected to act as financial advisor to the Special Committee based upon the presentation and materials it had provided to the Special Committee and its experience with respect to going private transactions.

     The Fairness Opinion rendered by Updata Capital will be made available for inspection and copying at the principal executive offices of Joule during its regular business hours by any interested holder of Joule common stock or representative who has been so designated in writing. A copy of the Fairness Opinion will be transmitted by Joule to any interested holder of Joule common stock or representative who has been so designated in writing upon written request, at the expense of the requesting security holder. The Fairness Opinion is attached as Exhibit 99(c) to the Schedule TO and Annex A to the Schedule 14D-9.

POSITION OF THE PURCHASER GROUP REGARDING THE FAIRNESS OF THE OFFER AND THE
MERGER

     The requirements of Rule 13e-3 and related rules under the Exchange Act, require the members of the Purchaser Group, as affiliates of Joule, to express their belief as to the fairness of the Offer to Joule's stockholders who are not affiliated with them.

     The members of the Purchaser Group believe that the Offer and the Merger are both substantively and procedurally fair to Joule's stockholders who are not affiliated with Purchaser or the Purchaser Group. The members of the Purchaser Group base their belief on their observations of the following factors, each of which, in the judgment of the members of the Purchaser Group, supports their views as to the fairness of the Offer and the Merger:

          . Each Joule stockholder can individually determine whether to tender Shares in the Offer, and the members of the Purchaser Group believe that each stockholder is capable of evaluating the fairness of the Offer, supporting the procedural fairness of the Offer.

          . The Offer represents a 5% premium over the closing price of Joule common stock on November 18, 2003, a 17% premium over the closing price of Joule common stock on August 20, 2003, the last full trading day before the public announcement of the Purchaser Group's original proposal to take Joule private, a 42% premium over the average closing price of Joule common stock between January 1, 2003, and August 20, 2003 and a 46% premium over the average closing price of Joule common stock for the twelve-month period ended August 20, 2003. The premiums over historical trading prices represented by the Offer support the substantive fairness of the Offer.

          . The Offer is conditioned on the tender of at least a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 90% of the then outstanding Joule common stock, which would also mean that at least a majority of the outstanding Shares, excluding the Shares beneficially owned by the other executive officers and directors of Joule, are validly tendered and not withdrawn. Accordingly, 678,771 of the shares of Joule common stock not owned by the Purchaser Group would need to be validly tendered and not withdrawn to satisfy these conditions. Acceptance of the Offer by unaffiliated Joule stockholders holding such number of Shares provides meaningful procedural protection for Joule stockholders, supporting the procedural fairness of the Offer.

          . Joule stockholders who elect not to tender their Shares in the Offer will receive the same consideration in the Merger that Purchaser pays in the Offer, subject to their right to assert appraisal rights and seek payment of the judicially appraised fair value of their Shares under Section 262 of the DGCL. Thus, because stockholders would receive the same consideration in the Merger or have the ability to assert appraisal rights and seek payment of the judicially appraised fair value of their Shares, stockholders would not be coerced to tender their Shares in the Offer, further supporting the procedural fairness of the Offer.

          . The members of the Purchaser Group believe the Offer Price to be fair considering Joule's recent financial performance, profitability and uncertain growth prospects. In addition, the Offer and the Merger would shift the risk of the future financial performance of Joule from the public stockholders, who do not have the power to control decisions made as to Joule's business, entirely to the members of the Purchaser Group, who would have the power to control Joule's business and have the resources to manage and bear the risks inherent in the business over the long term.

          . The members of the Purchaser Group believe that the general economic environment and the market for staffing companies are unlikely to improve substantially over the next six months.

          . The members of the Purchaser Group considered the terms of the Offer and the Merger, including the amount and form of the consideration, the tender offer structure, which would provide an expeditious means for Joule stockholders not affiliated with Purchaser or the Purchaser Group to receive the Offer Price, and the Minimum Tender Condition and the Majority of the Minority Condition, as all supporting the procedural fairness of the Offer.

          . The Offer provides the opportunity for Joule stockholders not affiliated with Purchaser or the Purchaser Group to sell all of their Shares without the risk of fluctuation in the sale price that may otherwise be associated with such a sale and without incurring brokerage and other costs typically associated with market sales (other than fees that may be charged by a broker or nominee for Shares held in "street name").

          . The recommendation of the Special Committee that Joule stockholders not affiliated with Purchaser or the Purchaser Group tender their Shares in the Offer provides such stockholders with an independent evaluation of the substantive fairness of the Offer and supports the procedural fairness of the Offer.

          . The receipt by the Special Committee of an opinion from Updata Capital as to the fairness of the Offer Price from a financial point of view to the Joule stockholders not affiliated with Purchaser or the Purchaser Group provides such stockholders with an independent expert's evaluation of the financial fairness of the Offer.

          . Members of the Board of Directors and executive officers of Joule who are not among the Purchaser Group but who are Joule stockholders have advised Purchaser that they intend to tender their Shares in the Offer, further supporting the substantive fairness of the Offer.

     The members of the Purchaser Group do not believe that the liquidation value is materially relevant to the market value of Joule's business based upon their understanding of the staffing industry and their general business knowledge that liquidation sales generally result in proceeds substantially less than the sale of a going concern business. In addition, in light of the stated lack of interest of the members of the Purchaser Group in selling their shares, the Purchaser Group did not consider the going concern value of Joule to a third party to be relevant.

     The members of the Purchaser Group also considered the following factors, each of which they considered negative, in their deliberations concerning the fairness of the terms of the Offer and the Merger:

          . Following the successful completion of the Offer and the Merger, Joule stockholders (other than members of the Purchaser Group) would cease to have the opportunity to participate in the future earnings or growth, if any, of Joule or benefit from increases, if any, in the value of their holdings of Joule.

          . The financial interests of the Purchaser Group with regard to the Offer Price are adverse to the financial interests of the stockholders being asked to tender their Shares. In addition, officers and directors of Joule may have conflicts of interest in connection with the Offer and the Merger. See the Schedule 14D-9 -- Item 3. Past Contacts, Transactions, Negotiations and Agreements filed contemporaneously with the Schedule TO.

          . Although the members of the Purchaser Group believe the Offer is fair and the Special Committee has received a fairness opinion from Updata Capital, the Offer Price may be less than what would be obtained if the entire company was sold to an independent third party. In light of the position of the Purchaser Group that they were not interested in selling their shares, the members of the Purchaser Group did not consider this to be relevant to their determination of fairness.

     The foregoing discussion of the information and factors considered by the members of the Purchaser Group is not intended to be exhaustive but includes all material factors considered. In view of the variety of factors considered in connection with their evaluation of the Offer and the Merger, the members of the Purchaser Group did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination and recommendation. However, considering these factors as a whole and in the context of Joule's financial position, the transaction was considered to be in the best interests of Joule and its stockholders.

     The members of the Purchaser Group have not requested or sought to obtain any report, opinion or appraisal from an outside party relating to the consideration or fairness of the consideration offered to the stockholders of Joule not affiliated with Purchaser or the Purchaser Group. However, the Special Committee was advised by Updata Capital, an independent financial advisor which rendered an opinion dated November 11, 2003, that based upon and subject to the assumptions, limitations and qualifications described in the opinion, the cash consideration to be received by the holders of Shares, other than the Purchaser Group, pursuant to the Offer was fair, from a financial point of view, to such unaffiliated holders. A summary of Updata Capital's opinion is included herein under the heading "Opinion of Financial Advisor." The full text of the Updata Capital opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken is attached as

Exhibit 99(c) to the Schedule TO and as Annex A to the Schedule 14D-9 that is being filed contemporaneously therewith.

     The view of the members of the Purchaser Group as to the fairness of the Offer and the Merger should not be construed as a recommendation as to whether or not you should tender your Shares.

PURCHASER'S PLANS FOR JOULE

     If the Offer is successful, the Purchaser Group will effect the Merger. As a result of the consummation of the Offer and the Merger, Joule will be wholly owned by the members of the Purchaser Group. The members of the Purchaser Group do not contemplate any changes in the day-to-day management and operation of the business of Joule.

     Following the completion of the Offer and the consummation of the Merger, the Purchaser Group expects that Joule will promptly cause the shares to be delisted from the American Stock Exchange and deregistered under the Exchange Act and Joule will be a privately-held corporation. Accordingly, stockholders who are not affiliated with Purchaser or the Purchaser Group will no longer have an equity interest in Joule and will not have the opportunity to participate in the future earnings and growth of Joule. In addition, current stockholders who are not affiliated with Purchaser or the Purchaser Group will not be entitled to share in any premium that might be payable by an unrelated acquirer for all of the issued and outstanding Shares in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are pending or contemplated at this time and there have been no formal discussions regarding such a transaction in recent years. Similarly, after completion of the Merger, former stockholders will not face the risk of losses resulting from Joule's operations or from any decline in the value of Joule.

     The shares are currently registered under the Exchange Act. Such registration may be terminated by Joule upon application to the SEC if the outstanding shares of Joule common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Joule common stock. As a result of termination of registration of the shares of Joule common stock under the Exchange Act, Joule would no longer be obligated to file reports with the SEC under the Exchange Act. Such termination of registration would reduce the information required to be furnished by Joule to its stockholders. The members of the Purchaser Group intend to seek to cause Joule to apply for termination of registration of the shares as soon as possible after completion of the Offer and the Merger.

     Except as otherwise described in this Offer to Purchase, Purchaser and the members of the Purchaser Group have no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Joule or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Joule or any of its subsidiaries;
(iii) any material change in Joule's present dividend policy, indebtedness or capitalization; (iv) any change in the management of Joule (other than Purchaser's intention, after the Merger, to decrease the size of the Board of Directors to four members and to appoint a Board of Directors comprised solely of certain members of the Purchaser Group); or (v) any other material change in Joule's corporate structure or business. The members of the Purchaser Group expressly reserve the right to change the business plans with respect to Joule based on future developments.

TRANSACTIONS BETWEEN PURCHASER, ITS AFFILIATES AND JOULE

     Joule has provided temporary staffing services in the ordinary course of business to a company owned by Nick M. Logothetis, a member of the Purchaser Group and a director of Joule. Billing rates are comparable to those charged to other customers. Amounts charged during fiscal 2002 ($424,000) and fiscal 2003 ($413,000) were below 1% of Joule's consolidated revenues for fiscal 2002 and fiscal 2003, respectively. The highest amount outstanding at any time since October 1, 2001 was $95,000.

CONFLICTS OF INTEREST

     Purchaser. The financial interests of the members of the Purchaser Group, with regard to the Offer Price, are adverse to the financial interests of the stockholders being asked to tender their Shares.

     Control of Joule. The members of the Purchaser Group have substantial voting control over Joule. Collectively, the members of the Purchaser Group own 2,636,514 shares, which represent approximately 71.6% of outstanding Joule common stock. As a result of their voting interest, the members of the Purchaser Group have the power to control the vote regarding such matters as the election of Joule directors, amendments to Joule's charter and other fundamental corporate transactions.

     Directors, Officers and Employees of Joule. The following members of the Purchaser Group hold the following positions with Joule: Emanuel N. Logothetis, a director of Joule, serves as Chief Executive Officer and Chairman of the Board of Joule. John G. Wellman, Jr., serves as President and Chief Operating Officer of Joule. Nick M. Logothetis and Steven Logothetis are directors of Joule. See "The Offer, Section 8 -- Certain Information Concerning Purchaser and the Purchaser Group" and Schedule B for information on the Joule common stock owned by members of the Purchaser Group. These positions and equity interests present these individuals with actual or potential conflicts of interest in determining the fairness of the Offer to the Joule stockholders not affiliated with Purchaser or the Purchaser Group.

     Following consummation of the Offer and Merger, all directors of Joule who are not members of the Purchaser Group intend to resign and the Board of Directors of Joule will be comprised solely of certain of the members of the Purchaser Group. Purchaser has agreed to maintain directors' and officers' insurance for at least three years following consummation of the Offer and the Merger for all currently covered persons, including the members of the Special Committee.

CONDUCT OF JOULE'S BUSINESS IF THE OFFER IS NOT COMPLETED

     If the Offer is not completed because either the Minimum Tender Condition or the Majority of the Minority Condition is not satisfied, or another condition is not satisfied or waived, the members of the Purchaser Group expect that Joule's current management will continue to operate the business of Joule substantially as presently operated. However, in that event, the members of the Purchaser Group may consider proposing that Purchaser and Joule enter into a merger agreement, which would require the approval of the Joule Board of Directors and a majority vote of the outstanding shares of Joule common stock in favor of the merger, which vote would be controlled by the members of the Purchaser Group. If that alternative is pursued, there is no assurance such a transaction would be consummated or at what price, and it might take considerably longer for the stockholders of Joule to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the stockholders of Joule that are more or less than or the same as the Offer Price.

                                    THE OFFER

1.   TERMS OF THE OFFER

     This Offer is for the purchase of all of the outstanding shares of Joule common stock excluding shares owned by the members of the Purchaser Group. As of November 21, 2003, 1,047,136 Shares are being sought in the Offer. In addition, as of November 21, 2003 there were a total of 25,000 outstanding options that had an exercise price less than the Offer Price. Shares issued upon exercise of such options will also be subject to this Offer.

     Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in "The Offer, Section 11 -- Certain Conditions of the Offer," and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as discussed under "The Offer, Section 4 -- Rights of Withdrawal." The term "Expiration Date" means 12:00 midnight, Eastern Standard Time, on December 19, 2003, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 midnight, Eastern Standard Time, on December 19, 2003, as it may be extended, is referred to as the "Offering Period."

     Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary and making a public announcement thereof as further described below. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "The Offer, Section 4 -- Rights of Withdrawal."

     Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date:

          . To delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then accepted and paid for, on the occurrence of any of the events specified in "The Offer, Section 11 -- Certain Conditions of the Offer" and

          . To waive any condition other than the Minimum Tender Condition and the Majority of the Minority Condition and to set forth or change any other term and condition of the Offer except as otherwise specified in "The Offer, Section 11 -- Certain Conditions of the Offer," in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment. Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule l4e-l(c) under the Exchange Act which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m. Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     If, during the Offering Period, Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following any material change in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

     The members of the Purchaser Group have exercised their rights as stockholders of Joule to request Joule's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Joule has provided the Purchaser Group with Joule's stockholder list and security position listings for such purpose. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See "The Offer, Section 11 -- Certain Conditions of the Offer." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

          . Certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"));

          . A properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

          .    Any other required documents.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "The Offer, Section 3 -- Procedures for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), promptly following expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or in part and from time to time, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.   PROCEDURES FOR TENDERING SHARES

     Valid Tender. To tender Shares pursuant to the Offer:

          . A properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase;

          . Such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

          . The tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution (as defined below). See Instructions 1 and 5 of the Letter of Transmittal. Otherwise, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

          .    Such tender is made by or through an Eligible Institution;

          . A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          . The certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the American Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Other Requirements. Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Binding Agreement. The Purchaser's acceptance for payment of Shares tendered in response to the Offer will constitute a binding agreement by the tendering stockholder to sell, and by the Purchaser to purchase, the tendered Shares on the terms and subject to the conditions of the Offer.

     Appointment Of Proxies. By executing a Letter of Transmittal as set forth above subject to the right of withdrawal discussed below, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholders as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of Joule, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     Determination Of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at applicable rates (currently

28 %). Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status in order to avoid backup withholding. Forms of such statement may be obtained from the Depositary. See Instruction 8 to the Letter of Transmittal.

4.   RIGHTS OF WITHDRAWAL

     Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to December 19, 2003, the expiration of the Offering Period, unless extended pursuant to "The Offer, Section 1 -- Terms of the Offer," and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 20, 2004.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address or facsimile number set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "The Offer, Section 3 -- Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Purchaser Group, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in "The Offer, Section 3 -- Procedures for Tendering Shares," at any time prior to the Expiration Date.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

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

5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.

     The United States federal income tax consequences set forth below are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Joule. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15 % if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

     The receipt of cash pursuant to the exercise by a holder of Shares of appraisal rights under the DGCL will be a taxable transaction. Any holder of Shares considering the exercise of appraisal rights should consult a tax advisor to determine the tax consequence of exercising such appraisal rights.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at applicable rates (currently 28 %). Backup withholding generally applies if a holder (a) fails to furnish its social security number or other TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

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

     All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.   PRICE RANGE OF SHARES; DIVIDENDS; OWNERSHIP OF AND TRANSACTIONS IN SHARES

     Price Range of Shares. Joule common stock is currently listed and traded on the American Stock Exchange under the symbol "JOL." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Joule common stock based upon public sources:

                   CALENDAR QUARTER HIGH AND LOW SALES PRICES

QUARTER                                                HIGH        LOW
-------                                                ----        ----
2001 - Fourth Quarter                                  3.20         .70
2002 - First Quarter                                   3.19        1.45
2002 - Second Quarter                                  1.90        1.10
2002 - Third Quarter                                   1.53        1.00
2002 - Fourth Quarter                                  1.15         .65
2003 - First Quarter                                   1.25         .86
2003 - Second Quarter                                  1.20         .85
2003 - Third Quarter
        through August 20, 2003*                       1.48        1.00
        August 21, 2003 through September 30, 2003     1.60        1.31
2003 - Fourth Quarter
        through November 18, 2003                      1.49        1.37

     *On August 20, 2003, the last full trading day before the public announcement of Purchaser's proposal to acquire the Shares, the reported closing price was $1.30 per share on the American Stock Exchange.

     On November 18, 2003, the reported closing price was $1.45 per share on the American Stock Exchange.

     Dividends. To date, Joule has never declared or paid cash dividends on the Shares. Joule is subject to certain debt covenants that prohibit it from paying dividends.

     Transactions in Shares. In the past two years, neither Purchaser nor any member of the Purchaser Group has acquired any shares of Joule except Mr. Wellman, who purchased a total of 3,000 shares of Joule common stock in three transactions during that period. The price per share ranged from $1.02 to $1.42 per share of Joule common stock. The price per share paid for the 1,000 shares purchased in the fourth quarter of 2001 was $1.04 per share of Joule common stock. The price per share paid for the 1,000 shares purchased in the second quarter of 2002 was $1.42 per share of Joule common stock. The price per share paid for the 1,000 shares purchased in the third quarter of 2002 was $1.02 per share of Joule common stock.

7.   CERTAIN INFORMATION CONCERNING JOULE

     The information concerning Joule contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Purchaser and the members of the Purchaser Group have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, or of any failure by Joule to disclose events that may have occurred or may affect the significance or accuracy of any such information but are unknown to Purchaser or the members of the Purchaser Group.

     Stockholders are urged to review publicly available information concerning Joule before acting on the Offer.

     General. Joule is a Delaware corporation with its principal corporate offices located at 1245 U.S. Route 1 South, Edison, New Jersey 08837 (telephone number (732) 548-5444). Joule has described its business as follows:

     Joule Inc. and its subsidiaries are engaged in the business of personnel outsourcing, as a supplier to industry of staffing service personnel. These services focus on supplying commercial (skilled office and light industrial) workers, technical professionals, creative and marketing professionals and skilled craft industrial plant and facility maintenance personnel to business and industry on a temporary basis. All employees on assignment to Joule's clients are on Joule's payroll only during the periods of their assignments. By prior understanding, their employment is continued after completion of an assignment only if another suitable assignment is available. Historically, substantially all revenue is billed based on direct cost plus a mark-up to cover Joule's overhead and profit. At September 30, 2003, approximately 1800 employees were on assignment to more than 280 clients for periods ranging in duration from one day to several years. The Company was incorporated in New Jersey in 1967 as the successor to a business organized in 1965 and was reincorporated in Delaware on July 28, 1986.

     Intent to Tender; Recommendation; Fairness Opinion. As of the date hereof, Purchaser and Purchaser Group have been advised that all executive officers and directors of Joule (other than the members of the Purchaser Group) believe the Offer is fair and intend to tender Shares owned by them in the Offer. In addition, the Special Committee has recommended that stockholders unaffiliated with Purchaser and the Purchaser Group tender their Shares in the Offer. Joule has prepared a Solicitation/Recommendation Statement containing additional information regarding the determination and recommendation of the Special Committee, including a discussion of the Fairness Opinion of Updata Capital, delivered to the Special Committee that, as of November 11, 2003, and based on and subject to the assumptions, limitations and qualifications set forth in such Fairness Opinion, the $1.52 price per share to be received in the Offer and the Merger, considered as a single transaction, was fair from a financial point of view, to the Joule stockholders unaffiliated with Purchaser and the Purchaser Group. The Solicitation/Recommendation Statement is being sent to stockholders concurrently with this document. A discussion of the recommendation is also included in this Offer to Purchase. See "Special Factors -- Background of the Offer" and "Special Factors -- Recommendation of the Special Committee; Fairness of the Offer and the Merger" for more detailed information.

     Available Information. Joule is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Joule's directors and officers, their remuneration, stock options granted to them, the principal holders of Joule's securities, any material interests of such persons in transactions with Joule and other matters is required to be disclosed in proxy statements distributed to Joule's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

     Selected Consolidated Financial Information. The following table sets forth summary historical consolidated financial data for Joule as of and for each of the fiscal years ended September 30, 2002 and 2001 and for the nine month periods ended June 30, 2003 and 2002.

     This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in or filed as an exhibit to Joule's Annual Reports on Form 10-K for the fiscal years ended September 30, 2002 and September 30, 2001 and Quarterly Reports on Form 10-Q for the periods ended June 30, 2003 and June 30, 2002, including the notes thereto. These documents, including the exhibits filed therewith, are incorporated by reference in this Offer to Purchase. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Joule with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

                                                  NINE MONTHS ENDED
                                                    (unaudited)                       YEAR ENDED
                                           ------------------------------    ----------------------------
                                                                              SEPTEMBER       SEPTEMBER
                                           JUNE 30, 2003    JUNE 30, 2002      30, 2002        30, 2001
                                           -------------    -------------    ------------    ------------
STATEMENTS OF OPERATIONS DATA:
Revenues................................   $  51,325,000    $  54,232,000    $ 72,796,000    $ 78,654,000
Income (loss) before income taxes.......        (516,000)        (485,000)       (259,000)        991,000
Net income (loss).......................        (314,000)        (269,000)       (162,000)        622,000
Basic and diluted (loss) earnings per
 share..................................           (0.09)           (0.07)          (0.04)           0.17
BALANCE SHEET DATA (At End of Period):
Total current assets....................       9,421,000        9,555,000      10,888,000      12,487,000
Property and equipment, net.............       3,881,000        4,410,000       4,269,000       4,612,000
Total assets............................      14,813,000       15,245,000      16,499,000      18,331,000
Total current liabilities...............       5,937,000        6,171,000       7,303,000       9,024,000
Total liabilities.......................       6,187,000        6,412,000       7,561,000       9,231,000
Stockholders' equity....................       8,626,000        8,833,000       8,938,000       9,100,000

     Joule historically has not reported a ratio of earnings to fixed charges. The book value per share of Joule common stock was $2.34 per share as of June 30, 2003.

     Joule Financial Projections. Joule does not as a matter of course make public forecasts as to future revenues, earnings or other financial information nor has Joule historically prepared internal budget forecasts beyond the upcoming fiscal year. Joule did, however, prepare certain projections that it provided to Fleet Capital, the Special Committee and Updata Capital, in connection with the proposed transaction. The projections set forth below are included in this document solely because such information was requested by and, therefore, provided to Fleet Capital, the Special Committee and Updata Capital.

     The projections set forth below were not prepared by Joule with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. While prepared with numerical specificity, the projections were not prepared in the ordinary course and the projections reflect numerous estimates and hypothetical assumptions with respect to industry performance, general business, economic, market, interest rate and financial conditions and other matters, that may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Joule's control. Generally, the further in the future to which forecasts relate, the more unreliable those forecasts become due to the difficulty in making accurate predictions of future events. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove to be accurate, and actual results may be materially different from those contained in the projections set forth below.

     In light of the uncertainties inherent in forward-looking information of any kind, Purchaser cautions against undue reliance on this information. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. In fact, Joule provided Updata Capital, the financial advisor to the Special Committee, with additional information relating to the achievement of strategic goals, objectives, and targets over the applicable periods upon which Updata Capital relied in performing a discounted cash flow analysis in connection with Updata Capital's opinion. See "Special Factors -- Background to the Offer," "Special Factors -- Recommendation of the Special Committee; Fairness of the Offer and the Merger," "Special Factors -- Opinion of Financial Advisor," Exhibit 99(c) to the Schedule TO and Annex A to the Schedule 14D-9. While Joule has prepared these projections with numerical specificity and has provided them to Fleet Capital and, upon the request of the Special Committee, to it and Updata Capital in connection with this proposed transaction, Purchaser and Joule each has not made, and does not make, any representation to any person that the projections will be met. Neither Purchaser nor Joule intends to update or revise the projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

     Set forth below is a summary of these projections. These projections should be read together with the historical financial statements of Joule and the cautionary statements set forth below.

     The financial forecasts prepared by Joule reflected the following anticipated future operating performance for Joule:

                                                   FISCAL YEAR ENDING
                                            ---------------------------------
                                            SEPTEMBER   SEPTEMBER   SEPTEMBER
                                            30, 2003    30, 2004    30, 2005
                                            ---------   ---------   ---------
Total sales ...............................    68,725      71,000      74,400
Total direct expenses .....................    55,821      57,570      59,900
Gross margin ..............................    12,904      13,430      14,500
Percent of sales ..........................      18.8%       18.9%       19.5%
Total selling, general and administrative
 expenses .................................    13,177      12,650      13,400
Percent of sales ..........................      19.2%       17.8%       18.0%
Debt interest .............................       120         208         220
Income before taxes .......................      (393)        572         880
Tax provision .............................      (161)        235         352
Net income (loss) .........................      (232)        337         528
Earnings per share ........................     (0.06)       0.09        0.14

     Purchaser has made certain assumptions on which the projections were based, relating to the achievement of strategic goals, objectives, and targets over the applicable periods, including assumptions related to revenue growth and cost control measures.

     Joule's ability to reach its estimated revenue growth and net income projection in the periods presented will be substantially dependent upon the end of the current economic downturn, a reduction in the unemployment rate and an increase in the demand for staffing services. Joule's ability to meet its estimated net income projections is also dependent upon its ability to continue to monitor and control costs. Joule has implemented cost controls which it anticipates will continue, subject to increased spending for increased salaries and capital expenditures if and when revenues increase. In the event Joule is not able to maintain its cost control measures or revenue growth targets are not achieved, Joule's profitability will be lower than estimated.

     Joule has not yet achieved these objectives. In the event that the demand for staffing services does not increase and Joule is unable to maintain its cost control measures, Joule's revenue, and consequently profitability, will be lower than estimated.

8.   CERTAIN INFORMATION CONCERNING PURCHASER AND THE PURCHASER GROUP

     General. Purchaser is a newly formed Delaware corporation that currently does not own any shares of Joule common stock or conduct any business. The outstanding shares of capital stock of Purchaser are currently owned by the members of the Purchaser Group. Immediately preceding the closing of the Offer, pursuant to the terms of the Exchange Agreement, each member of the Purchaser Group will exchange his or her shares of Joule for shares of Purchaser (the "Exchange"), after which Purchaser will be owned by the members of the Purchaser Group in the same proportion as their current ownership in Joule. The principal executive offices of Purchaser are located at 89 Headquarters Plaza, Morristown, New Jersey 07960 (telephone number (973) 539-5100). Emanuel N. Logothetis, Nick
M. Logothetis, Steven Logothetis and Julie Logothetis are the sole directors of Purchaser. Mr. Logothetis and Mr. Wellman are the executive officers of Purchaser. For more information on the Purchaser Group, see Schedule B.

     Mr. Logothetis, is the founder of Joule and has been Chief Executive Officer and Chairman of the Board since 1987. Nick M. Logothetis has been a director of Joule since March 1980 and served as President from August

1987 to August 1988 and as Executive Vice President from March 1980 to August 1987. Steven Logothetis has been a director of Joule since January 1981. Julie Logothetis is not currently a director nor is she employed by Joule. Mr. Wellman has been President and Chief Operating Officer of Joule since February 1999 and joined Joule as Executive Vice President and Chief Operating Officer in March 1998.

     During the last five years, neither Purchaser nor any member of the Purchaser Group has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

     Except as set forth in this Offer to Purchase, none of Purchaser, any member of the Purchaser Group or any associate of Purchaser beneficially owns any equity securities of Joule. See Schedule B hereto.

     Except as set forth in this Offer to Purchase, neither Purchaser nor any member of the Purchaser Group has any agreement, arrangement, understanding or relationship with any other person with respect to any securities of Joule, including, without limitation, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Joule, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

     Except as set forth in this Offer to Purchase, neither Purchaser nor any member of the Purchaser Group has any security of Joule that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

     Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between Purchaser or any member of the Purchaser Group and Joule or any of Joule's affiliates that are not natural persons where the aggregate value of the transactions was more than 1 % of Joule's consolidated revenues for the fiscal year ended fiscal 2002 for transactions in fiscal 2002 and for the fiscal year ended 2003 for transactions in fiscal 2003.

     Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between Purchaser or any member of the Purchaser Group and Joule or any executive officer, director or affiliate of Joule who is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

     Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Purchaser and any member of the Purchaser Group, on the one hand, and Joule or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of Joule's securities, an election of Joule's directors, or a sale or other transfer of a material amount of assets of Joule, nor, to the best knowledge of Purchaser and the members of the Purchaser Group, have there been any negotiations or material contacts between (i) any affiliates of Joule or (ii) Joule or any of its affiliates and any person not affiliated with Joule who would have a direct interest in such matters. Except as set forth in this Offer to Purchase, neither Purchaser nor any member of the Purchaser Group has had any transaction with Joule or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

     Intent To Tender. Purchaser has been advised that all executive officers and directors of Joule (other than the members of the Purchaser Group) intend to tender Shares owned by them in the Offer. Members of the Purchaser Group will exchange their shares of Joule common stock for the same proportional interest in the Purchaser pursuant to the Exchange.

9.   MERGER; APPRAISAL RIGHTS; RULE 13E-3

     Merger. If, pursuant to the Offer, Purchaser acquires Shares that, together with the shares of Joule common stock beneficially owned by the members of the Purchaser Group, constitute at least 90% of the outstanding shares of Joule common stock, the members of the Purchaser Group currently intend to transfer the Joule common stock owned by them to Purchaser to permit Purchaser to consummate a short-form merger pursuant to Section 253 of the DGCL.

     Section 253 of the DGCL provides that if Purchaser owns at least 90% of the outstanding shares of Joule, Purchaser may merge with and into Joule without the approval or any other action on the part of the Board of Directors, the Special Committee or the stockholders of Joule. In order to accomplish the Merger, (i) the Board of Directors of Purchaser must adopt a plan of merger; (ii) the plan of merger must be approved by holders of a majority of the outstanding stock of Purchaser entitled to vote thereon; and (iii) Purchaser must deliver a certificate of ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption to the Secretary of State of the State of Delaware.

     THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS.

     Appraisal Rights. Under the DGCL, Joule stockholders do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each Joule stockholder who has not tendered such stockholder's Shares and who continuously holds Shares through the effective date of the Merger and who has neither voted in favor of the Merger nor consented thereto in writing (a "Remaining Stockholder") who does not wish to accept the Merger consideration of $1.52 per Share in cash (the "Merger Consideration") pursuant to the Merger will be entitled to seek an appraisal by the Delaware Court of Chancery of the "fair value" of his, her or its Shares as further described below and receive such judicially determined fair value, provided that such Remaining Stockholder properly complies with the provisions of Section 262 of the DGCL.

     The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights under Section 262 of the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex A hereto. Any Joule stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights will not be available unless and until the Merger is consummated.

     Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. Within 10 days after the effective date of the Merger, Joule, as the surviving corporation, will send a notice (the "Notice of Merger") to each Remaining Stockholder to the effect that the Merger has been approved and/or is effective pursuant to Section 253 of the DGCL and that appraisal rights are available. The Notice of Merger will include a copy of Section 262 of the DGCL and any other information required thereby. Any Remaining Stockholder wishing to demand appraisal of his, her or its Shares is required to deliver a written demand for appraisal to the Secretary of Joule within 20 days after the date of Joule's mailing of the Notice of Merger to the Remaining Stockholders.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights within 20 days following the mailing of the Notice of Merger.

     Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to the Secretary of Joule, at 1245 U.S. Route 1 South, Edison, New Jersey 08837. The written demand for appraisal should specify the Remaining Stockholder's name and mailing address, the number of Shares covered by the demand and that such stockholder is thereby demanding appraisal of such Shares, but such demand will be sufficient if it reasonably informs Joule of the identity of the Remaining Stockholder and that such stockholder intends thereby to demand the appraisal of such holder's Shares.

     Within 120 days after the effective time of the Merger, either Joule or any Remaining Stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. This petition must also be served on Joule as the surviving corporation. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

     In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation ..." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the Merger.

     At any time within 60 days after the effective time of the Merger, any former holder of Shares has the right to withdraw his, her or its demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his, her or its demand for appraisal only with the consent of Joule as the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Merger, stockholders' rights to appraisal will cease and all stockholders will be entitled to receive the Merger Consideration. Inasmuch as Joule has no obligation to file such a petition, and Purchaser has no present intention to cause or permit Joule as the surviving corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

     Rule 13e-3. Because Purchaser and Purchaser Group are affiliates of Joule, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule l3e-3 requires, among other things, that certain financial information concerning Joule and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders unaffiliated with Purchaser and the Purchaser Group be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. Purchaser and Purchaser Group have provided such information in this Offer to Purchase.

10.  SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase all the Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $2,100,000. The Purchaser has obtained a financing commitment from Fleet Capital to provide up to $2,100,000 to be used exclusively for such purposes (the "Acquisition Loan"). The Acquisition Loan will be due and payable upon closing of the Merger as provided below. The Acquisition Loan will be secured by unlimited personal guarantees of Mr. Logothetis, Helen Logothetis, Steven Logothetis, Julie Logothetis and Mr. Wellman and by the shares contributed to the Purchaser by the members of the Purchaser Group prior to consummation of the Offer and the Shares acquired by Purchaser pursuant to the Offer.

     There are various conditions precedent to the obligation of Fleet Capital to make the Acquisition Loan, including there being no material adverse change in the financial condition, operating status and general business affairs of the Purchaser, Joule or its subsidiaries or the individual gurantors, there being no litigation or other proceeding pending or threatened that may adversely affect the financial condition, operations or affairs of the Purchaser, Joule or its subsidiaries or the individual guarantors and there being no event that would be a default. Accordingly, there is a possibility that the Purchaser will not be able to borrow funds under the Acquisition Loan if any of the various conditions set forth in the commitment letter are not met. Purchaser currently has no alternative financing arrangements in place in the event that the proceeds of the Acquisition Loan are not available to it.

     The operating subsidiaries of Joule currently have a revolving credit facility with Fleet Capital under which they may borrow up to $7,500,000 or 85% of eligible accounts receivable, whichever is less (the "Revolving Credit Facility"). The Loan and Security Agreement providing for the Revolving Credit Facility (the "Loan Agreement") terminates and the amounts borrowed thereunder become due on August 22, 2006. The obligations under the Revolving Credit Facility are guaranteed by Joule and two special purpose, real estate subsidiaries. Borrowings under the Revolving Credit Facility are secured by the assets of the operating subsidiaries of Joule. At November 18, 2003, $1,266,000 was available for borrowing under the Revolving Credit Facility.

     The Fleet Capital financing commitment provides that, after the Merger, which is expected to be consummated immediately following the effectiveness of the Offer and acceptance of the tendered Shares by the Purchaser and as a result of which the Purchaser will be merged into Joule, the Loan Agreement will be amended to provide for a term loan (the "Term Loan") in the maximum amount of $1,492,000, the proceeds of which, together with borrowings under the Revolving Credit Facility and available cash, shall be used to pay the Acquisition Loan. In connection therewith, the real estate subsidiaries will become direct parties to and borrowers under the Loan Agreement and the real property owned by the real estate subsidiaries will be mortgaged to Fleet Capital as additional collateral for the Term Loan. Upon repayment of the Acquisition Loan, the pledge of the shares and the personal guarantees will be released.

     The borrowings under the Revolving Credit Facility bear interest at an annual rate equal to Fleet Capital's fluctuating base rate plus 0.50% or at LIBOR plus 2.75%. Borrowings under the Acquisition Loan and the Term Loan will bear interest at 1.0% over Fleet Capital's fluctuating base rate. The Loan Agreement contains, and the agreement relating to the Acquisition Loan will contain, customary representations and warranties, covenants and events of default. The Loan Agreement will be amended to provide financial covenants, including excess cash flow recapture to be applied to principal reduction of the Term Loan, and minimum availability requirements.

11.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or pay for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if
(i) at the expiration of the Offering Period, the Minimum Tender Condition and the Majority of the Minority Condition have not been satisfied; (ii) unless waived by Purchaser, the Special Committee has withdrawn or amended its recommendation that Joule's stockholders unaffiliated with Purchaser and the Purchaser Group accept the Offer and tender their Shares pursuant to the Offer; or (iii) at or prior to the time of the expiration of the Offer, any of the following events shall have occurred:

          . Any preliminary or permanent judgment, order, decree, ruling, injunction, action, proceeding, investigation or application shall be pending or threatened before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, that would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger, or that would reasonably be expected to, directly or indirectly:

                    . Make illegal or otherwise prohibit consummation of the Offer;

                    . Prohibit or materially limit the ownership or operation by Purchaser of all or any material portion of the business or assets of Joule;

                    . Impose material limitations on the ability of Purchaser to effect the Merger or to effectively acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired by Purchaser pursuant to the Offer on all matters properly presented to Joule's stockholders;

                    . Require divestiture by Purchaser or the members of the Purchaser Group of any shares;

          . Any statute, including without limitation any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer or the Merger, which would restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger; or that would reasonably by expected to result in any of the consequences referred to above;

          . Any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has a materially adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of Joule or any of its subsidiaries;

          . There shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market,
               (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war (whether or not declared), acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions,
               (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          . Any tender or exchange offer with respect to some or all of the outstanding Shares of Joule (other than the Offer), or a merger, acquisition or other business combination proposal for Joule (other than the Offer and the Merger), shall have been proposed, announced or made by any person, entity or group; or

          . There shall have occurred or be in existence any other event, circumstance or condition, that, in the reasonable judgment of Purchaser, would prevent Purchaser from effecting the Merger following the completion of the Offer;

          . Any event that, in the reasonable judgment of Purchaser with respect to each and every matter referred to above, shall make it inadvisable to proceed with the Offer or with the Merger.

     The foregoing conditions are for the sole benefit of Purchaser and the members of the Purchaser Group and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions or may be waived by Purchaser in its reasonable discretion, in whole or in part at any time and from time to time prior to the expiration of the Offer. Any reasonable determination by Purchaser with respect to any of the foregoing conditions (including without limitation, the satisfaction of such conditions) shall be final and binding on all parties. The failure by Purchaser at any time prior to the expiration of the Offer Period to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer Period. NOTWITHSTANDING THE FOREGOING, PURCHASER SHALL NOT PURCHASE SHARES IN THE OFFER UNLESS THE MINIMUM TENDER CONDITION AND THE MAJORITY OF THE MINORITY CONDITION ARE SATISFIED, AND THE SPECIAL COMMITTEE HAS NOT MODIFIED OR WITHDRAWN ITS RECOMMENDATION TO STOCKHOLDERS UNAFFILIATED WITH PURCHASER AND THE PURCHASER GROUP TO TENDER THEIR SHARES IN THE OFFER. IN NO EVENT SHALL PURCHASER WAIVE THE MINIMUM TENDER CONDITION OR THE MAJORITY OF THE MINORITY CONDITION.

     A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. Purchaser may not assert any of the foregoing conditions as a result of an act or omission by Joule.

12.  DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date hereof, Joule should (i) split, combine or otherwise change the shares of Joule or its capitalization, (ii) acquire currently outstanding shares or otherwise cause a reduction in the number of outstanding shares or (iii) issue or sell additional shares of Joule, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than shares of Joule issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of "The Offer, Section 11 -- Certain Conditions of the Offer," Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     Since inception, Joule has not paid any cash dividends on the shares and there is no present intention to do so. In the unlikely event that, on or after the date hereof, Joule should declare or pay any cash dividend on the shares or other distribution on the shares, or issue with respect to the shares any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Joule's stock transfer records, then, subject to the provisions discussed under "The Offer, Section 11 -- Certain Conditions of the Offer," (i) the Offer Price and other terms of the Offer may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or
(b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

13.  CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Joule, Purchaser and the Purchaser Group are not aware of any license or other regulatory permit that appears to be material to the business of Joule and that might be adversely affected by the acquisition of Shares by Purchaser as contemplated herein or of any filing, approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. While Purchaser does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval, there can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Joule's business or that certain parts of Joule's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed herein. See "The Offer, Section 11 -- Certain Conditions of the Offer."

     Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the Offer is not a reportable transaction under the HSR Act because the value of the Shares to be acquired is below the thresholds necessary to make the HSR Act applicable to the transaction. Therefore, members of the Purchaser Group believe that no HSR Act filing is required in connection with the Offer and the Merger.

     State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. Mite Corporation, the Supreme Court of the United States held in 1982 that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In 1987, however, in CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquirer of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Delaware ruled that four Delaware takeover statutes were unconstitutional as applied to corporations incorporated outside Delaware. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan Plc v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Joule is incorporated under the laws of the State of Delaware. In general,
Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (generally defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder, unless (i) prior to such time, the corporation's board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder; (ii) upon completion of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding those shares owned by persons who are the corporation's directors and also officers and certain employee stock option plans of the corporation); or
(iii) at or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the interested stockholder. Section 203 of the DGCL is inapplicable to the Offer and the Merger because any member of the Purchaser Group that owns 15% or more of Joule's common stock owned such shares prior to December 23, 1987 and thus does not constitute an "interested stockholder" and, further, the three-year period following the time that any such stockholder became a holder of 15% or more of Joule's common stock has passed and because Joule's Board of Directors, other than those who are members of the Purchaser Group, who abstained, has approved the Merger.

     Purchaser does not believe that any other state takeover statute applies to the Offer. However, Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See "The Offer, Section 11 -- Certain Conditions of the Offer."

14.  CERTAIN EFFECTS OF THE OFFER

     Participation In Future Growth. If the Offer and the Merger are consummated, you will not have the opportunity to participate in the future earnings, profits and growth of Joule and will not have the right to vote on corporate matters relating to Joule. If the Offer and the Merger are completed, the members of the Purchaser Group, who will own 100% of the Joule common stock, will own a 100% interest in the net book value and net earnings of Joule and will benefit from any future increase in the value of Joule. Similarly, the members of the Purchaser Group will bear the risk of any decrease in the value of Joule and you will not face the risk of a decline in the value of Joule.

     Listing. Joule common stock is currently quoted on the American Stock Exchange. If the Offer is consummated, the Joule common stock will be delisted from the American Stock Exchange.

     Margin Regulations. Joule common stock is presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. However, upon delisting on the American Stock Exchange, the Joule common stock will no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and the shares would be ineligible as collateral for margin loans made by brokers.

     Exchange Act Registration. Joule common stock is currently registered under the Exchange Act. Such registration may be terminated by Joule upon application to the SEC if the outstanding shares of Joule common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Joule common stock. As a result of termination of registration of the shares of Joule common stock under the Exchange Act, Joule would no longer be obligated to file reports with the SEC under the Exchange Act. Such termination of registration would reduce the information required to be furnished by Joule to its stockholders. The members of the Purchaser Group intend to seek to cause Joule to apply for termination of registration of the Joule common stock as soon as possible after completion of the Offer and the Merger.

15.  FEES AND EXPENSES

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     Purchaser has retained Continental Stock Transfer & Trust Company to act as the depositary (the "Depositary") in connection with the Offer. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     In addition, Joule will incur its own fees and expenses in connection with the Offer for the retention by the Special Committee of independent legal counsel and its financial advisor. Joule estimates that the fees and expenses will be $50,000 and $75,000 for such legal counsel and financial advisor, respectively.

     The following is an estimate of the fees and expenses to be incurred by
Purchaser:

TYPE OF FEE                                                        AMOUNT
-----------                                                      ----------
Filing Fees....................................................  $      129
Advisor's Fees and Expenses....................................  $  100,000
Depositary and Information Agent Fees..........................  $   11,000
Legal, Printing and Miscellaneous Fees and Expenses............  $  150,000
                                                                 ----------
                                                      Total      $  261,129

16.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither Purchaser nor Purchaser Group is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Tender Offer Statement includes within it the information required by the SEC's Statement on Schedule 13e-3 relating to "going private" transactions. Such Tender Offer Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in "The Offer, Section 7 -- Certain Information Concerning Joule."

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PURCHASER GROUP NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Dated: November 21, 2003
JAC Acquisition Company, Inc.

                                   SCHEDULE A

     EXCERPTS FROM THE DELAWARE GENERAL CORPORATION LAW RELATING TO THE APPRAISAL RIGHTS OF STOCKHOLDERS PURSUANT TO SECTION 262

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2)  If the merger or consolidation was approved pursuant to Section 228 or
     Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   SCHEDULE B

               CERTAIN INFORMATION CONCERNING THE PURCHASER GROUP

     Set forth below is information concerning the members of the Purchaser Group, including the present principal occupation, and address of each member of the Purchaser Group as well as information concerning each member of the Purchaser Group's security holdings of Joule:

          . Emanuel N. Logothetis, a United States citizen, has served as Chief Executive Officer and Chairman of the Board of Joule, Inc. for more than the past five years and was also President of the Company until February 3, 1999. He is also a director and Chairman of the Board of JAC Acquisition Company, Inc. The business address for Mr. Logothetis is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

          .    Helen Logothetis is a United States citizen.

          . Nick M. Logothetis, a United States citizen, has been President of Chartwell Consulting Group, an operator of business centers, for more than the past five years. He is also a director of JAC Acquisition Company, Inc. The business address for Mr. Logothetis is 89 Headquarters Plaza, Morristown, New Jersey 07960.

          . Steven Logothetis, a United States citizen, has been Managing Director of Hemp Basics LLC, a textile converter, since September 1999. He has been an attorney and a private investor for more than the past five years. He is also a director of JAC Acquisition Company, Inc. The business address for Mr. Logothetis is 16 Dubois Road, Warren, New Jersey 07059.

          . Julie Logothetis, a United States citizen, has been President of Kahle Europea USA, Inc., a company that builds assembly and process automation equipment for the medical device and pharmaceutical industries, for more than the past five years. She is also a director of JAC Acquisition Company, Inc. The business address for Ms. Logothetis is 25 DeForest Avenue, Summit, New Jersey 07901.

          . John G. Wellman, Jr., a United States citizen, has been President and Chief Operating Officer of Joule, Inc. since February 3, 1999. Mr. Wellman joined Joule Inc. in March 1998 as Executive Vice President and Chief Operating Officer. He is also the President of JAC Acquisition Company, Inc. The business address for Mr. Wellman is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

Each member of the Purchaser Group has executed an Exchange Agreement in which he or she agreed to exchange their Joule common stock for shares in Purchaser.

     The following table sets forth the beneficial ownership of shares of common stock of Joule Inc. for each member of the Purchaser Group.

                               AMOUNT                                 SHARED      SOLE         SHARED
   NAME OF REPORTING        BENEFICIALLY   PERCENTAGE   SOLE VOTING   VOTING   DISPOSITIVE   DISPOSITIVE
        PERSON                  OWNED       OF CLASS       POWER      POWER      POWER         POWER
-------------------------   ------------   ----------   -----------   ------   -----------   -----------
Emanuel N. Logothetis (1)        807,125         21.9%      807,125     -0-        807,125       -0-

Helen Logothetis (2)             360,622          9.8%      360,622     -0-        360,622       -0-

Nick M. Logothetis               476,722         12.9%      476,722     -0-        476,722       -0-

Steven Logothetis                476,622         12.9%      476,622     -0-        476,622       -0-

Julie Logothetis                 493,348         13.4%      493,348     -0-        493,348       -0-

John G. Wellman, Jr. (3)         152,075          4.0%      152,075     -0-        152,075       -0-

(1) Excludes 360,622 shares of common stock beneficially owned solely by Helen Logothetis as to which shares he disclaims beneficial ownership.

(2) Excludes 807,125 shares of common stock beneficially owned solely by Emanuel N. Logothetis as to which shares she disclaims beneficial ownership.

(3) Includes 130,000 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days. All of such options have an exercise price that is in excess of the Offer Price and Mr. Wellman has indicated that they will not be exercised under the current circumstances. Such options will be cancelled upon consummation of the Offer and the Merger.

                                   SCHEDULE C

              CERTAIN INFORMATION CONCERNING THE SPECIAL COMMITTEE

     Set forth below is information concerning the members of the Special Committee, including the present principal occupation and address of each member of the Special Committee as well as information concerning each member's security holdings of Joule:

          . Richard P. Barnitt, a United States citizen, has served as a financial consultant to various companies, including Joule, since 1989, since his retirement in 1988 from Kidde Inc., where he had been employed since 1963, most recently as Senior Vice President and Chief Financial Officer. The business address of Mr. Barnitt is c/o Joule Inc., 1245 U.S. Route 1 South, Edison, New Jersey 08837.

          . Robert W. Howard, a United States citizen, has been Chairman of the Board of Reisen Lumber and Millwork Company since 1995. He was President of Reisen Lumber Industries from 1986 to 1995 and has served as Chairman of the Board of Reisen Lumber Industries since 1986. The business address of Mr. Howard is c/o Joule Inc., 1245 U.S. Route 1 South, Edison, New Jersey 08837.

          . Andrew G. Spohn, a United States citizen, was a Senior Vice President of Lee Hecht Harrison, a career consulting firm and a subsidiary of Adecco SA, from 2001 to 2003. From 1999 to 2001, he was a business consultant focusing on strategic planning and human resources. From 1997 to 1999, he was Chief Executive Officer of Singer Asset Finance Company, L.L.C., a wholly owned subsidiary of Enhance Financial Services Group. The business address of Mr. Spohn is c/o Joule Inc., 1245 U.S. Route 1 South, Edison, New Jersey 08837.

     Mr. Barnitt, Mr. Howard and Mr. Spohn beneficially own 1,000, 9,200 and 3,200 shares of common stock of Joule, respectively, and each has sole voting and disposition power with respect to such shares of Joule common stock.

     Joule has entered into separate Indemnification Agreements with the members of the Special Committee in accordance with Joule's by-law provision providing for the indemnification of directors to the maximum extent authorized by applicable law. The Indemnification Agreements provide for mandatory advancement of expenses, subject to receipt by Joule of a reimbursement undertaking if it is ultimately determined that the director is not entitled to indemnification, accelerated procedures for determining whether the applicable standard of conduct entitling a director to indemnification has been met, appeal rights in the event of an unfavorable determination and procedures under which a favorable determination as to a director's right to indemnification will be deemed to have been made if Joule has not taken certain actions to obtain a determination. The Indemnification Agreements also require that Joule maintain its existing directors' and officers' insurance until the Offer and Merger are consummated or abandoned and, if consummated, to purchase tail coverage for a period of three years on substantially the same terms.

     Directors who are not employees of Joule, including the members of the Special Committee, receive directors' fees of $500 for each meeting of the Board or a committee thereof that they attend and are reimbursed for their out-of-pocket expenses incurred in connection with their activities as directors. Also, such directors receive a monthly retainer of $400. During Joule's fiscal year ended September 30, 2003, Richard Barnitt, a member and Chairman of the Special Committee, received fees of $1,000 per month for his services as a consultant to Joule. After the Merger, the members of the Special Committee will no longer serve as directors of Joule.

     Except as set forth in this Offer to Purchase, no member of the Special Committee or associate of any member beneficially owns any equity securities of Joule.

     Except as set forth in this Offer to Purchase, no member of the Special Committee has any agreement, arrangement, understanding or relationship with any other person with respect to any securities of Joule, including, without limitation, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Joule, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

     Except as set forth in this Offer to Purchase, no member of the Special Committee has any security of Joule that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

     During the last five years, no member of the Special Committee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

     Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between any member of the Special Committee and Joule or any of Joule's affiliates that are not natural persons where the aggregate value of the transactions was more than 1 % of Joule's consolidated revenues for the fiscal year ended fiscal 2002 for transactions in fiscal 2002 and for the fiscal year ended 2003 for transactions in fiscal 2003.

     Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between any member of the Special Committee and Joule or any executive officer, director or affiliate of Joule who is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

     Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between any member of the Special Committee, on the one hand, and Joule or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of Joule's securities, an election of Joule's directors, or a sale or other transfer of a material amount of assets of Joule, nor, to the best knowledge of the members of the Special Committee, have there been any negotiations or material contacts between (i) any affiliates of Joule or (ii) Joule or any of its affiliates and any person not affiliated with Joule who would have a direct interest in such matters.

                                   SCHEDULE D

           CERTAIN INFORMATION CONCERNING EXECUTIVE OFFICERS OF JOULE

          Set forth below is information concerning the executive officers of Joule, other than the members of the Purchaser Group, including their present principal occupation and address. For information concerning the members of the Purchaser Group, see Schedule B.

          Bernard G. Clarkin, a United States citizen, was elected Vice President in February1994 and Chief Financial Officer, Treasurer, and Secretary of the Company in February 1990. He was Controller, Treasurer and Secretary of the Company from February 1989 until February 1990. The business address for Mr. Clarkin is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

          John Logothetis, a United States citizen, was elected a Vice President of the Company on July 1, 1986. He had been General Manager of the Facilities Maintenance Operation since June 1984 and prior thereto had been Manager of Supplemental Services since joining the Company in December 1976. The business address for Mr. Logothetis is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

          Stephen Demanovich, a United States citizen, was elected a Vice President of the Company in May 1997. He had been General Manager of Joule Technical Staffing since March 1995 and prior thereto had been Recruiting Manager since joining the Company in February 1989. The business address for Mr. Demanovich is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

          Joseph Vendetti, a United States citizen, was elected a Vice President of the Company in August 2000. He had been a General Manager of Joule Technical Services since 1994. Prior to that he was Regional Director for Joule Technical Services since joining the Company in 1990. The business address for Mr. Vendetti is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

          John Porch, a United States citizen, was elected Vice President of the Company in August 2000. He had been a General Manager of Joule Industrial Contractors since 1996. Mr. Porch has been employed by Joule since 1980. The business address for Mr. Porch is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

          Judith Bryant, a United States citizen, was appointed Vice President of the Company in October 2000 when she joined the Company to head its Commercial Staffing business unit. Prior to that she worked for Office Specialists, currently a part of Randstad North America (a large staffing company) as a Market Manager. She joined Office Specialists in 1994. The business address for Ms. Bryant is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

          The following table sets forth the beneficial ownership of the shares of common stock of Joule Inc. for each of the above officers:

                               AMOUNT                      SHARED         SOLE         SHARED
   NAME OF REPORTING        BENEFICIALLY   SOLE VOTING     VOTING     DISPOSITIVE   DISPOSITIVE
        PERSON                OWNED (6)       POWER         POWER        POWER         POWER
-------------------------   ------------   -----------   ----------   -----------   -----------
Bernard G. Clarkin (1)            12,845        12,845       -0-           12,845       -0-

John Logothetis                    1,435         1,435       -0-            1,435       -0-

Stephen Demanovich (2)            20,720        20,720       -0-           20,720       -0-

Joseph Vendetti (3)                5,070         5,070       -0-            5,070       -0-

John Porch (4)                    12,338        12,338       -0-           12,338       -0-

Judith Bryant (5)                  5,000         5,000       -0-            5,000       -0-

(1) Includes 12,250 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days.

(2) Includes 20,625 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days.

(3) Includes 5,000 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days.

(4) Includes 7,813 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days.

(5) Includes 5,000 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days.

(6) In each case, the percentage of ownership of the outstanding common stock owned by such person is less than 1%.

     During the last five years, none of the above-listed officers of the Company has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of Joule or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                   BY MAIL: BY OVERNIGHT DELIVERY: OR BY HAND:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                        Attn.: Reorganization Department
                           17 Battery Place, 8th Floor
                            New York, New York 10004
                          (212) 509-4000, extension 536

                        FOR NOTICE OF GUARANTEED DELIVERY
                           BY FACSIMILE TRANSMISSION:
                                 (212) 616-7610


                     TO CONFIRM FACSIMILE TRANSMISSION ONLY:
                          (212) 509-4000, extension 536

                            FOR TELEPHONE ASSISTANCE:
                          (212) 509-4000, extension 536

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                              D.F. King & Co., Inc.
                                 48 Wall Street
                            New York, New York 10005

                         BANKS AND BROKERS CALL COLLECT:
                                 (212) 269-5550

                           ALL OTHERS CALL TOLL FREE:
                                 (800) 859-8511